$120,000,000

CREDIT AGREEMENT

dated as of November 2, 2004,

by and among

SCP POOL CORPORATION,

as US Borrower,

SCP DISTRIBUTORS INC.,

as Canadian Borrower,

the Lenders referred to herein,

WACHOVIA BANK, NATIONAL ASSOCIATION,

as Administrative Agent,
Swingline Lender and Issuing Lender,

CONGRESS FINANCIAL CORPORATION (CANADA),

as Canadian Dollar Lender,

JPMORGAN CHASE BANK,

as Syndication Agent,

HIBERNIA NATIONAL BANK,

as Documentation Agent

and

WELLS FARGO BANK NATIONAL ASSOCIATION,

as Documentation Agent

WACHOVIA CAPITAL MARKETS, LLC

as Sole Lead Arranger and Sole Book Manager

i

EXHIBITS

Exhibit A-1	-	Form of Revolving Credit Note
Exhibit A-2	-	Form of Swingline Note
Exhibit A-3	-	Form of Canadian Note
Exhibit B	-	Form of Notice of Borrowing
Exhibit C	-	Form of Notice of Account Designation
Exhibit D	-	Form of Notice of Repayment
Exhibit E	-	Form of Notice of Conversion/Continuation
Exhibit F	-	Form of Officer’s Compliance Certificate
Exhibit G	-	Form of Assignment and Assumption
Exhibit H	-	Form of Subsidiary Guaranty Agreement

SCHEDULES

Schedule 1.1	-	Existing Letters of Credit
Schedule 6.1(a)	-	Jurisdictions of Organization and Qualification
Schedule 6.1(b)	-	Subsidiaries and Capitalization
Schedule 6.1(i)	-	ERISA Plans
Schedule 6.1(l)	-	Material Contracts
Schedule 6.1(m)	-	Labor and Collective Bargaining Agreements
Schedule 6.1(t)	-	Indebtedness and Guaranty Obligations
Schedule 6.1(u)	-	Litigation
Schedule 10.2	-	Existing Liens
Schedule 10.3	-	Existing Loans, Advances and Investments

v

     CREDIT AGREEMENT, dated as of November 2, 2004, by and among SCP POOL CORPORATION, a Delaware corporation (the “US Borrower”), SCP DISTRIBUTORS INC., a company organized under the laws of Ontario (the “Canadian Borrower”), the lenders who are or may become a party to this Agreement (collectively, the “Lenders”), WACHOVIA BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent for the Lenders, CONGRESS FINANCIAL CORPORATION (CANADA), as Canadian Dollar Lender, JPMORGAN CHASE BANK, as Syndication Agent, HIBERNIA NATIONAL BANK, as Documentation Agent and WELLS FARGO BANK NATIONAL ASSOCIATION, as Documentation Agent.

STATEMENT OF PURPOSE

     The Borrowers have requested, and the Lenders have agreed, to extend certain credit facilities to the Borrowers on the terms and conditions of this Agreement.

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree as follows:

ARTICLE I

DEFINITIONS

     SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

     “Accounts Securitization” means, with respect to the US Borrower and its Subsidiaries (other than Superior Commerce), any pledge, sale, transfer, contribution, conveyance or other disposition of (i) accounts, chattel paper, instruments or general intangibles (each as defined in the UCC) arising in connection with the sale of goods or the rendering of services by such Person, including, without limitation, the related rights to any finance, interest, late payment charges or similar charges (such items, the “Receivables”), (ii) such Person’s interest in the inventory or goods the sale of which by such Person gave rise to such Receivable (but only to the extent such inventory or goods consists of returned or repossessed inventory or goods, if any), (iii) all other guaranties, letters of credit, insurance and security interests or liens purporting to secure or support payment of such Receivable, (iv) all insurance contracts, service contracts, books and records associated with such Receivable, (v) any lockbox, post office box or similar deposit account related solely to the accounts being transferred, (vi) cash collections and cash proceeds of such Receivable and (vii) any proceeds of the foregoing (all such items referenced in clauses (i) through (vii), the “Transferred Assets”) which such sale, transfer, contribution, conveyance or other disposition is funded by the recipient of such Transferred Assets in whole or in part by borrowings or the issuance of instruments or securities that are paid principally from the cash derived from such Transferred Assets; provided that the aggregate amount of gross proceeds available to the US Borrower or any Subsidiary in connection with all such transactions shall not at any time exceed $125,000,000 and provided further that such sale, transfer, contribution, conveyance or other disposition and any Indebtedness arising from such sale, transfer, contribution, conveyance or other disposition shall be without recourse to the US Borrower or any of its Subsidiaries (other than Superior Commerce) except with respect to (A) reductions in the balance of such Receivable as a result of any defective or rejected goods or set off by the obligor of such Receivable transferred by such Person, (B) breaches of representations or warranties by such Person in the Receivables Sale Agreement or any other receivables sale agreements which contain representations and warranties which are no broader in scope and obligation than the representations and warranties contained in the Receivables Sale Agreement and (C) indemnification of Superior Commerce to the extent provided in the Receivables Sale Agreement or any other receivables sale agreements which contain indemnification terms and provisions which are no broader in scope and obligation than the terms and provisions contained in the Receivables Sale Agreement.

     “Administrative Agent” means Wachovia in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 13.9.

     “Administrative Agent’s Office” means the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 14.1(c).

     “Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

     “Affiliate” means, with respect to any Person, any other Person (other than with respect to any Borrower or any Subsidiary thereof) which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such first Person or any Subsidiary thereof. The term “control” means (a) the power to vote ten percent (10%) or more of the securities or other equity interests of a Person having ordinary voting power, or (b) the possession, directly or indirectly, of any other power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

     “Aggregate Commitment” means the aggregate amount of the Lenders’ Commitments hereunder, as such amount may be reduced or otherwise modified at any time or from time to time pursuant to the terms hereof. On the Closing Date, the Aggregate Commitment shall be One Hundred Twenty Million Dollars ($120,000,000).

     “Agreement” means this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

     “Applicable Law” means all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators.

     “Applicable Margin” means the corresponding percentages per annum as set forth below:

				Base Rate +
				and Canadian
Pricing Level	Average Total Leverage Ratio	Facility Fee	LIBOR +	Base Rate+
1	Greater than or equal to 2.50 to 1.00	0.250%	1.250%	0.000%
2	Greater than or equal to 2.00 to 1.00, but less than 2.50 to 1.00	0.225%	1.025%	0.000%
3	Greater than or equal to 1.50 to 1.00, but less than 2.00 to 1.00	0.200%	0.800%	0.000%
4	Greater than or equal to 1.00 to 1.00 but less than 1.50 to 1.00	0.175%	0.700%	0.000%
5	Less than 1.00 to 1.00	0.150%	0.600%	0.000%

The Applicable Margin shall be determined and adjusted quarterly on the date (each a “Calculation Date”) ten (10) Business Days after the date by which the Borrowers are required to provide an Officer’s Compliance Certificate pursuant to Section 7.2 for the most recently ended fiscal quarter of the US Borrower; provided, however, that (a) the Applicable Margin shall be based on Pricing Level 4 until the first Calculation Date occurring after the Closing Date and, thereafter the Pricing Level shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the US Borrower preceding the applicable Calculation Date, and (b) if the Borrowers fail to provide the Officer’s Compliance Certificate as required by Section 7.2 for the most recently ended fiscal quarter of the US Borrower preceding the applicable Calculation Date, the Applicable Margin from such Calculation Date shall be based on Pricing Level 1 until such time as an appropriate Officer’s Compliance Certificate is provided, at which time the Pricing Level shall be determined by reference to the Average Total Leverage Ratio as of the last day of the most recently ended fiscal quarter of the US Borrower preceding such Calculation Date. The Applicable Margin shall be effective from one Calculation Date until the next Calculation Date. Any adjustment in the Applicable Margin shall be applicable to all Extensions of Credit then existing or subsequently made or issued.

     “Approved Fund” means any Person (other than a natural Person), including, without limitation, any special purpose entity, that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business; provided, that such Approved Fund must be administered by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

     “Arbitration Rules” has the meaning assigned thereto in Section 14.7(a).

     “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any party whose consent is required by Section 14.11), and accepted by the Administrative Agent, in substantially the form of Exhibit G or any other form approved by the Administrative Agent.

     “Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease, the capitalized amount or principal amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a Capital Lease.

     “Average Accounts Securitization Proceeds” means, for any period, as determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries, the average for such period of the total amount of borrowings or issuances of instruments or securities in connection with any Accounts Securitization as of each calendar month end during such period; provided that if any calendar month ending as of any date set forth below is included in any period for which the Average Accounts Securitization is being determined, the total amount of borrowings or issuances of instruments or securities as of such calendar month end shall be deemed to be the amount set forth below opposite such date:

Calendar	Total Borrowings or
Month Ending	Issuances as of such Calendar Month End
November 30, 2003	$45,767,000
December 31, 2003	$42,418,000
January 31, 2004	$33,478,000
February 29, 2004	$40,838,000
March 31, 2004	$49,998,000
April 30, 2004	$83,203,000
May 31, 2004	$100,000,000
June 30, 2004	$100,000,000
July 31, 2004	$97,000,000
August 31, 2004	$79,480,000
September 30, 2004	$69,770,000
October 31, 2004	$59,670,000

     “Average Total Funded Indebtedness” means, for any period, as determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP, the average for such period of the Total Funded Indebtedness as of each calendar month end during such period; provided that if any calendar month ending as of any date set forth below is included in any period for which the Average Total Funded Indebtedness is being determined, the Total Funded Indebtedness as of such calendar month end shall be deemed to be the amount set forth below opposite such date:

Calendar
Month Ending	Total Funded Indebtedness as of such Calendar Month End
November 30, 2003	$44,289,538
December 31, 2003	$48,863,621

Calendar
Month Ending	Total Funded Indebtedness as of such Calendar Month End
January 31, 2004	$70,382,695
February 29, 2004	$74,096,929
March 31, 2004	$103,259,639
April 30, 2004	$87,908,276
May 31, 2004	$80,183,191
June 30, 2004	$64,328,922
July 31, 2004	$60,452,652
August 31, 2004	$37,215,034
September 30, 2004	$35,671,129
October 31, 2004	$53,537,267

     “Average Total Leverage Ratio” means the ratio determined pursuant to Section 9.1.

     “Bankruptcy Event of Default” means any Event of Default pursuant to Sections 12.1(j) or (k).

     “Base Rate” means, at any time, the higher of (a) the Prime Rate and (b) the Federal Funds Rate plus 1/2 of 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate or the Federal Funds Rate.

     “Base Rate Loan” means any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

     “Benefited Lender” has the meaning assigned thereto in Section 4.6.

     “Borrowers” means, collectively, the US Borrower and the Canadian Borrower.

     “Business Day” means:

     (a) for all purposes other than as set forth in clauses (b) or (c) below, any day other than a Saturday, Sunday or legal holiday on which banks in Charlotte, North Carolina and New York, New York, are open for the conduct of their commercial banking business;

     (b) with respect to all notices and determinations in connection with, and payments of principal and interest on, any LIBOR Rate Loan, any day that is a Business Day described in clause (a) and that is also a day for trading by and between banks in Dollar deposits in the London interbank market; and

     (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Canadian Dollar Loan, any day that is a Business Day described in clause (a) and on which banks are open for business in Toronto, Ontario.

     “Calculation Date” has the meaning assigned thereto in the definition of Applicable Margin.

     “Canadian Base Rate” means at any time, the greater of (i) the rate of interest publicly announced from time to time by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada (which such rate is not necessarily the most favored rate of the Canadian Reference Bank and the Canadian Reference Bank may lend to its customers at rates that are at, above or below such rate) or, if the Canadian Reference Bank ceases to announce a rate so designated, any similar successor rate designated by the Canadian Reference Bank and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate at such time plus (B) one percent (1%) per annum.

     “Canadian Base Rate Loan” means any Canadian Dollar Loan which bears interest at a rate determined by reference to the Canadian Base Rate.

     “Canadian Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

     “Canadian Dollar” or “C$” means, at any time of determination, the then official currency of Canada.

     “Canadian Dollar Commitment” means the lesser of (a) Five Million Dollars ($5,000,000) and (b) the Aggregate Commitment.

     “Canadian Dollar Lender” means Congress Financial Corporation (Canada), in its capacity as Canadian Dollar Lender hereunder.

     “Canadian Dollar Loan” means any revolving credit loan made by the Canadian Dollar Lender pursuant to Section 2.2.

     “Canadian Note” means the Canadian Note made by the Canadian Borrower payable to the order of the Canadian Dollar Lender, substantially in the form of Exhibit A-3 hereto, evidencing the Canadian Dollar Loans, and any amendments, supplements and modifications thereto, any substitutes therefor and any replacements, restatements, renewals or extensions thereof, in whole or in part.

     “Canadian Reference Bank” means Bank of Montreal, or its successor and assigns, or such other bank as the Canadian Dollar Lender may from time to time designate.

     “Capital Asset” means, with respect to the US Borrower and its Subsidiaries, any asset that should, in accordance with GAAP, be classified and accounted for as a capital asset on a Consolidated balance sheet of the US Borrower and its Subsidiaries.

     “Capital Expenditures” means with respect to the US Borrower and its Subsidiaries for any period, the aggregate cost of all Capital Assets acquired by the US Borrower and its Subsidiaries during such period, as determined in accordance with GAAP.

     “Capital Lease” means any lease of any property by the US Borrower or any of its Subsidiaries, as lessee, that should, in accordance with GAAP, be classified and accounted for as a capital lease on a Consolidated balance sheet of the US Borrower and its Subsidiaries.

     “Capital Stock” means (a) in the case of a corporation, capital stock, (b) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of capital stock, (c) in the case of a partnership, partnership interests (whether general or limited), (d) in the case of a limited liability company, membership interests and (e) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     “Cash Equivalents” means any investments permitted pursuant to Section 10.3(b).

     “CDOR Rate” means the rate of interest per annum determined on the basis of an average thirty (30) day rate applicable to Canadian Dollar bankers’ acceptances appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time) as of 10:00 a.m. (Toronto, Ontario time) one Canadian Business Day prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on the Reuters Screen CDOR Page, then the “CDOR Rate” shall be determined by the Canadian Dollar Lender to be the arithmetic average of the rate per annum at which deposits in Canadian Dollars would be offered by first class banks in Canada to the Canadian Dollar Lender. Each calculation by the Canadian Dollar Lender of the CDOR Rate shall be conclusive and binding for all purposes, absent manifest error.

     “Change in Control” means (a) any event or series of events in which in any person or group of persons (within the meaning of Section 13(d) of the Securities Exchange Act of 1934, as amended) acting in concert obtain beneficial ownership or control in one or more series of transactions of more than thirty percent (30%) of the Capital Stock or thirty percent (30%) of the voting power of the US Borrower entitled to vote in the election of members of the board of directors of the US Borrower, (b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors of the US Borrower cease to be composed of individuals (i) who were members of the board of directors on the first day of such period, (ii) whose election or nomination to the board of directors was approved by individuals who comprised a majority of the board of directors on the first day of such period or (iii) whose election or nomination to the board of directors was approved by (A) individuals who were members of the board of directors on the first day of such period or (B) individuals whose election or nomination to the board of directors was approved by a majority of the board of directors on the first day of such period; provided that in each case such individuals constituted a majority of the board of directors at the time of such election or nomination, or (c) there shall have occurred under any indenture or other evidence of Indebtedness in excess of $5,000,000 any “change in control” (as defined in such indenture or other evidence of Indebtedness) obligating the US Borrower to repurchase, redeem or repay all or any part of the Indebtedness or Capital Stock provided for therein.

     “Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

     “Closing Date” means the date of this Agreement or such later Business Day upon which each condition described in Section 5.2 shall be satisfied or waived in all respects in a manner acceptable to the Administrative Agent, in its sole discretion.

     “Code” means the Internal Revenue Code of 1986, and the rules and regulations thereunder, each as amended or modified from time to time.

     “Commitment” means, as to any Lender, the obligation of such Lender to make Loans (including, without limitation, to participate in Canadian Dollar Loans and Swingline Loans) to and issue or participate in Letters of Credit issued for the account of any Borrower hereunder, in an aggregate principal or face amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on the Register, as the same may be reduced or modified at any time or from time to time pursuant to the terms hereof.

     “Commitment Percentage” means, as to any Lender at any time, the ratio of (a) the amount of the Commitment of such Lender to (b) the Aggregate Commitment.

     “Consolidated” means, when used with reference to financial statements or financial statement items of the US Borrower and its Subsidiaries, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under GAAP.

     “Credit Facility” means, collectively, the Revolving Credit Facility, the Swingline Facility and the L/C Facility.

     “Credit Parties” means, collectively, the US Borrower, the Canadian Borrower and the Subsidiary Guarantors.

     “Default” means any of the events specified in Section 12.1 which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

     “Defaulting Lender” means any Lender that (a) has failed to fund any portion of the Revolving Credit Loans, participations in Canadian Dollar Loans, participations in Swingline Loans or participations in L/C Obligations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, (b) has otherwise failed to pay over to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless such amount is the subject of a good faith dispute, or (c) has been deemed insolvent or become the subject of a bankruptcy or insolvency proceeding.

     “Disputes” has the meaning set forth in Section 14.7.

     “Dollar Amount” means, (a) with respect to each Loan made or continued (or to be made or continued) in Dollars, the principal amount thereof and (b) with respect to each Loan made or continued (or to be made or continued) in Canadian Dollars, the amount of Dollars which is equivalent to the principal amount of such Loan at the most favorable spot exchange rate determined by the Administrative Agent at approximately 11:00 a.m. (Toronto, Ontario time) two (2) Business Days before such Loan is made or continued (or to be made or continued. When used with respect to any other sum expressed in Canadian Dollars, “Dollar Amount” shall mean the amount of Dollars which is equivalent to the amount so expressed in Canadian Dollars at the most favorable spot exchange rate determined by the Administrative Agent to be available to it at the relevant time.

     “Dollars” or “$” means, unless otherwise qualified, dollars in lawful currency of the United States.

     “Domestic Subsidiary” means any Subsidiary organized under the laws of any political subdivision of the United States.

     “EBITDA” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes, (ii) Interest Expense, and (iii) amortization, (iv) depreciation, and (v) extraordinary losses incurred other than in the ordinary course of business less (c) any extraordinary gains realized other than in the ordinary course of business.

     “EBITR” means, for any period, the sum of the following determined on a Consolidated basis, without duplication, for the US Borrower and its Subsidiaries in accordance with GAAP: (a) Net Income for such period plus (b) the sum of the following to the extent deducted in determining Net Income: (i) income and franchise taxes, (ii) Interest Expense, (iii) Rental Expense and (iv) extraordinary losses incurred other than in the ordinary course of business less (c) any extraordinary gains realized other than in the ordinary course of business.

     “Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other Person (other than a natural person) approved by (i) the Administrative Agent, (ii) in the case of any assignment of a Commitment, the Canadian Dollar Lender, the Swingline Lender and the Issuing Lender, and (iii) unless a Default or Event of Default has occurred and is continuing, the Borrowers (each such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include the US Borrower, the Canadian Borrower or any of their Affiliates or Subsidiaries.

     “Employee Benefit Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the US Borrower or any ERISA Affiliate or (b) has at any time within the preceding six (6) years been maintained for the employees of the US Borrower or any current or former ERISA Affiliate.

     “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, accusations, allegations, notices of noncompliance or violation, investigations (other than internal reports prepared by any Person in the ordinary course of business and not in response to any third party action or request of any kind) or proceedings relating in any way to any actual or alleged violation of or liability under any Environmental Law or relating to any permit issued, or any approval given, under any such Environmental Law, including, without limitation, any and all claims by Governmental Authorities for enforcement, cleanup, removal, response, remedial or other actions or damages, contribution, indemnification cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to human health or the environment.

     “Environmental Laws” means any and all federal, foreign, state, provincial and local laws, statutes, ordinances, codes, rules, standards and regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities, relating to the protection of human health or the environment, including, but not limited to, requirements pertaining to the manufacture, processing, distribution, use, treatment, storage, disposal, transportation, handling, reporting, licensing, permitting, investigation or remediation of Hazardous Materials.

     “ERISA” means the Employee Retirement Income Security Act of 1974, and the rules and regulations thereunder, each as amended or modified from time to time.

     “ERISA Affiliate” means any Person who together with any Credit Party is treated as a single employer within the meaning of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b) of ERISA.

     “Eurodollar Reserve Percentage” means, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve system (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

     “Event of Default” means any of the events specified in Section 12.1; provided that any requirement for passage of time, giving of notice, or any other condition, has been satisfied.

     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Canadian Dollar Lender, the Issuing Lender or any other recipient of any payment to be made by or on account of any obligation of any Borrower hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Borrower is located and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrowers under Section 4.12(b)), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party hereto (or designates a new lending office) or is attributable to such Foreign Lender’s failure or inability (other than as a result of a Change in Law) to comply with Section 4.11(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the applicable Borrower with respect to such withholding tax pursuant to Section 4.11(a). Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of the Canadian Borrower (including, without limitation, any payment made to any Lender under Section 2.2(b)(iii)) or any other Foreign Subsidiary to any Lender hereunder or under any other Loan Document, provided that such Lender shall have complied with the last paragraph of Section 4.11(e).

     “Existing Facility” means that certain credit facility established pursuant to the Credit Agreement dated as of November 27, 2001 by among the US Borrower, as borrower, the lenders party thereto, as lenders and Bank One, NA, as administrative agent (as amended, restated, supplemented or otherwise modified).

     “Existing Letters of Credit” means all letters of credit described on Schedule 1.1.

     “Extensions of Credit” means, as to any Lender at any time, (a) an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Commitment Percentage of the L/C Obligations then outstanding, (iii) such Lender’s Commitment Percentage of the Swingline Loans then outstanding and (iv) such Lender’s Commitment Percentage of the Canadian Dollar Loans then outstanding, or (b) the making of any Loan or participation in any Letter of Credit by such Lender, as the context requires.

     “FDIC” means the Federal Deposit Insurance Corporation, or any successor thereto.

     “Federal Funds Rate” means, the rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) representing the daily effective federal funds rate as quoted by the Administrative Agent and confirmed in Federal Reserve Board Statistical Release H.15 (519) or any successor or substitute publication selected by the Administrative Agent. If, for any reason, such rate is not available, then “Federal Funds Rate” shall mean a daily rate which is determined, in the opinion of the Administrative Agent, to be the rate at which federal funds are being offered for sale in the national federal funds market at 9:00 a.m. (Charlotte time). Rates for weekends or holidays shall be the same as the rate for the most immediately preceding Business Day.

     “Fee Letter” means the separate fee letter agreement executed by the US Borrower and the Administrative Agent and/or certain of its affiliates dated October 8, 2004.

     “Fiscal Year” means the fiscal year of the US Borrower and its Subsidiaries ending on December 31.

     “Foreign Lender” means, with respect to any Borrower, any Lender that is organized under the laws of a jurisdiction other than that in which such Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

     “GAAP” means generally accepted accounting principles, as recognized by the American Institute of Certified Public Accountants and the Financial Accounting Standards Board, consistently applied and maintained on a consistent basis for the US Borrower and its Subsidiaries throughout the period indicated and (subject to Section 14.10) consistent with the prior financial practice of the US Borrower and its Subsidiaries.

     “Governmental Approvals” means all authorizations, consents, approvals, permits, licenses and exemptions of, registrations and filings with, and reports to, all Governmental Authorities.

     “Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

     “Guaranty Obligation” means, with respect to the US Borrower and its Subsidiaries, without duplication, any obligation, contingent or otherwise, of any such Person pursuant to which such Person has directly or indirectly guaranteed any Indebtedness or other obligation of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of any such Person (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay, or to maintain financial statement condition or otherwise) or (b) entered into for the purpose of assuring in any other manner the obligee of such Indebtedness or other obligation of the payment thereof or to protect such obligee against loss in respect thereof (in whole or in part); provided, that the term Guaranty Obligation shall not include endorsements for collection or deposit in the ordinary course of business.

     “Hazardous Materials” means any substances or materials (a) which are or become defined as hazardous wastes, hazardous substances, pollutants, contaminants, chemical substances or mixtures or toxic substances under any Environmental Law, (b) which are toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise harmful to human health or the environment and are or become regulated by any Governmental Authority, (c) the presence of which require investigation or remediation under any Environmental Law or common law, (d) the discharge or emission or release of which requires a permit or license under any Environmental Law or other Governmental Approval, (e) which are deemed to constitute a nuisance or a trespass which pose a health or safety hazard to Persons or neighboring properties, (f) which consist of underground or aboveground storage tanks, whether empty, filled or partially filled with any substance, or (g) which contain, without limitation, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum hydrocarbons, petroleum derived substances or waste, crude oil, nuclear fuel, natural gas or synthetic gas.

     “Hedging Agreement” means any agreement with respect to any Interest Rate Contract, forward rate agreement, commodity swap, forward foreign exchange agreement, currency swap agreement, cross-currency rate swap agreement, currency option agreement or other agreement or arrangement designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices, all as amended, restated, supplemented or otherwise modified from time to time.

     “Hedging Obligations” means all existing or future payment and other obligations owing by any Borrower under any Hedging Agreement (which such Hedging Agreement is permitted hereunder) with any Person that is a Lender or an Affiliate of a Lender at the time such Hedging Agreement is executed.

     “Indebtedness” means, with respect to the US Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

     (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

     (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;

     (c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

     (d) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

     (e) all Guaranty Obligations of any such Person;

     (f) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person;

     (g) all obligations of any such Person to redeem, repurchase, exchange, defease or otherwise make payments in respect of Capital Stock of such Person;

     (h) all net obligations incurred by any such Person pursuant to Hedging Agreements;

     (i) the outstanding attributed principal amount under any asset securitization program; and

     (j) all outstanding payment obligations with respect to Synthetic Leases.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Hedging Agreement on any date shall be deemed to be the Termination Value thereof as of such date.

     “Indemnified Taxes” means Taxes and Other Taxes other than Excluded Taxes.

     “Independent Issuer” means either Wachovia (or any successor thereto) or, solely with respect to certain Independent Letters of Credit in existence on the Closing Date, Bank One, NA (or any successor thereto), in its capacity as issuer of an Independent Letter of Credit; provided that Bank One, NA, shall cease to be an Independent Issuer upon the original expiration of any Independent Letters of Credit issued by Bank One, NA.

     “Independent Letters of Credit” means those letters of credit issued by the Independent Issuer for the account of the US Borrower in an aggregate maximum face amount not to exceed $3,000,000. The Independent Letters of Credit shall be issued outside of the Credit Facility and shall not constitute Letters of Credit under this Agreement. Each Independent Letter of Credit shall expire on a date satisfactory to the Independent Issuer, which date shall be no later than the earlier of (A) one (1) year after the date of its issuance (but any Independent Letter of Credit may, by its terms, be renewable annually with the consent of the Independent Issuer), and (B) the fifth (5th) Business Day prior to the Maturity Date.

     “Interest Expense” means, with respect to the US Borrower and its Subsidiaries for any period, the gross interest expense (including, without limitation, interest expense attributable to Capital Leases and all net payment obligations pursuant to Hedging Agreements) of the US Borrower and its Subsidiaries, all determined for such period on a Consolidated basis, without duplication, in accordance with GAAP.

     “Interest Period” has the meaning assigned thereto in Section 4.1(b).

     “Interest Rate Contract” means any interest rate swap agreement, interest rate cap agreement, interest rate floor agreement, interest rate collar agreement, interest rate option or any other agreement regarding the hedging of interest rate risk exposure executed in connection with hedging the interest rate exposure of any Person and any confirming letter executed pursuant to such agreement, all as amended, restated, supplemented or otherwise modified from time to time.

     “ISP98” means the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

     “Issuing Lender” means (a) Wachovia (or any successor thereto), in its capacity as issuer of any Letter of Credit under this Agreement and (b) solely with respect to the Existing Letters of Credit, Bank One, NA (or any successor thereto) (provided that Bank One, NA, shall cease to be an Issuing Lender upon the original expiration of any Existing Letters of Credit issued by Bank One, NA).

     “L/C Commitment” means the lesser of (a) Twenty Million Dollars ($20,000,000) and (b) the Aggregate Commitment.

     “L/C Facility” means the letter of credit facility established pursuant to Article III.

     “L/C Obligations” means at any time, an amount equal to the sum of (a) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.5.

     “L/C Participants” means the collective reference to all the Lenders other than the Issuing Lender and the Canadian Dollar Lender.

     “Lender” means each Person executing this Agreement as a Lender (including, without limitation, the Canadian Dollar Lender, the Issuing Lender and the Swingline Lender unless the context otherwise requires) set forth on the signature pages hereto and each Person that hereafter becomes a party to this Agreement as a Lender pursuant to Section 14.11.

     “Lending Office” means, with respect to any Lender, the office of such Lender maintaining such Lender’s Commitment Percentage of the Extensions of Credit.

     “Letter of Credit Application” means an application, in the form specified by the Issuing Lender from time to time, requesting the Issuing Lender to issue a Letter of Credit.

     “Letters of Credit” means the collective reference to the standby letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

     “LIBOR” means the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to the applicable Interest Period which appears on the Telerate Page 3750 at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on Telerate Page 3750, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period. Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error.

     “LIBOR Rate” means a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR
LIBOR Rate =
1.00-Eurodollar Reserve Percentage

     “LIBOR Rate Loan” means any Loan bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

     “Lien” means, with respect to any asset, any mortgage, leasehold mortgage, lien, pledge, charge, security interest, hypothecation or encumbrance of any kind in respect of such asset. For the purposes of this Agreement, a Person shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     “Loan Documents” means, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement and each other document, instrument, certificate and agreement executed and delivered by each Borrower or any Subsidiary thereof in connection with this Agreement or otherwise referred to herein or contemplated hereby (excluding any Hedging Agreement), all as may be amended, restated, supplemented or otherwise modified from time to time.

     “Loans” means the collective reference to the Revolving Credit Loans, the Canadian Dollar Loans and the Swingline Loans and “Loan” means any of such Loans.

     “Material Adverse Effect” means, with respect to the US Borrower or any of its Subsidiaries, a material adverse effect on (a) the properties, business, operations or condition (financial or otherwise) of such Persons taken as a whole, (b) the ability of any such Person to perform its obligations under the Loan Documents to which it is a party or (c) the legality, validity, binding effect or enforceability against the US Borrower or any Subsidiary thereof of any Loan Document to which it is a party.

     “Material Contract” means (a) any contract or other agreement, written or oral, of the US Borrower or any of its Subsidiaries involving monetary liability of or to any such Person in an amount in excess of $5,000,000 per annum, or (b) any other contract or agreement, written or oral, of the US Borrower or any of its Subsidiaries the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

     “Maturity Date” means the earliest to occur of (a) November 2, 2009, (b) the date of termination by the Borrowers pursuant to Section 2.6, or (c) the date of termination by the Administrative Agent on behalf of the Lenders pursuant to Section 12.2(a).

     “Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which the US Borrower or any ERISA Affiliate is making, or is accruing an obligation to make, or has accrued an obligation to make contributions within the preceding six (6) years.

     “Net Income” means, with respect to the US Borrower and its Subsidiaries, for any period of determination, the net income (or loss) of the US Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP; provided that there shall be excluded from Net Income (a) the net income (or loss) of any Person (other than a Subsidiary which shall be subject to clause (c) below), in which the US Borrower or any of its Subsidiaries has a joint interest with a third party, except to the extent such net income is actually paid to the US Borrower or any of its Subsidiaries by dividend or other distribution during such period, (b) the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of such Person or is merged into or consolidated with such Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries except to the extent included pursuant to the foregoing clause (a), (c) the net income (if positive) of any Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary to the US Borrower or any of its Subsidiaries of such net income (i) is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute rule or governmental regulation applicable to such Subsidiary or (ii) would be subject to any taxes payable on such dividends or distributions.

     “Note” means a Revolving Credit Note, a Canadian Note or a Swingline Note.

     “Notice of Account Designation” has the meaning assigned thereto in Section 2.4(b).

     “Notice of Borrowing” has the meaning assigned thereto in Section 2.4(a).

     “Notice of Conversion/Continuation” has the meaning assigned thereto in Section 4.2.

     “Notice of Repayment” has the meaning assigned thereto in Section 2.5(c).

     “Obligations” means, in each case, whether now in existence or hereafter arising: (a) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (b) the L/C Obligations, (c) all Hedging Obligations and (d) all other fees and commissions (including attorneys’ fees), charges, indebtedness, loans, liabilities, financial accommodations, obligations, covenants and duties owing by the US Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent, in each case under any Loan Document or otherwise, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

     “Officer’s Compliance Certificate” means a certificate of the chief financial officer or the treasurer of the US Borrower substantially in the form of Exhibit F.

     “Operating Lease” means, as to any Person as determined in accordance with GAAP, any lease of property (whether real, personal or mixed) by such Person as lessee which is not a Capital Lease.

     “Other Taxes” means all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or under any other Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document.

     “Participant” has the meaning assigned thereto in Section 14.11(d).

     “Payment Event of Default” means any Event of Default pursuant to Sections 12.1(a) or (b).

     “PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.

     “Pension Plan” means any Employee Benefit Plan, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (a) is maintained for the employees of the US Borrower or any ERISA Affiliates or (b) has at any time within the preceding six (6) years been maintained for the employees of the US Borrower or any of its current or former ERISA Affiliates.

     “Permitted Acquisition” means any Permitted Domestic Acquisition or any Permitted Foreign Acquisition.

     “Permitted Acquisition Consideration” means the aggregate amount of the purchase price (including, but not limited to, any assumed debt, earn-outs (valued at the maximum amount payable thereunder), deferred payments, or Capital Stock of the US Borrower, net of the applicable acquired company’s cash (including Cash Equivalents) balance as shown on its most recent financial statements delivered in connection with the applicable Permitted Acquisition) to be paid on a singular basis in connection with any applicable Permitted Acquisition as set forth in the applicable acquisition documents executed by the US Borrower or any of its Subsidiaries in order to consummate the applicable Permitted Acquisition.

     “Permitted Domestic Acquisition” means any acquisition permitted pursuant to Section 10.3(c).

     “Permitted Foreign Acquisition” means any acquisition permitted pursuant to Section 10.3(d).

     “Permitted Liens” means the Liens permitted pursuant to Section 10.2.

     “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

     “Prime Rate” means, at any time, the rate of interest per annum publicly announced from time to time by Wachovia as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wachovia as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

     “Quoted Swingline Rate” means a rate to be agreed upon from time to time by the Swingline Lender and the US Borrower.

     “Quoted Swingline Rate Loan” means any Swingline Loan bearing interest at a rate based upon the Quoted Swingline Rate as provided in Section 4.1.

     “Receivables Sale Agreement” means that certain Receivables Sale Agreement dated as of March 27, 2003 by and among SCP Distributors LLC, SCP Services LP and Superior Pool Products LLC, as originators, and Superior Commerce, as buyer (as amended, restated, supplemented or otherwise modified).

     “Register” has the meaning assigned thereto in Section 14.11(c).

     “Reimbursement Obligation” means the obligation of the US Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

     “Related Parties” means, with respect to any Person, such Person’s Affiliates and the directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

     “Rental Expense” means, with respect to the US Borrower and its Subsidiaries for any period, the aggregate fixed amounts payable with respect to Operating Leases of the US Borrower and its Subsidiaries for such period, determined on a Consolidated basis in accordance with GAAP.

     “Required Lenders” means, at any date, any combination of Lenders whose Commitments aggregate more than fifty percent (50%) of the Aggregate Commitment or, if the Credit Facility has been terminated pursuant to Section 12.2, any combination of Lenders holding more than fifty percent (50%) of the aggregate Extensions of Credit (with the aggregate amount of each Lender’s risk participation and funded participation in Canadian Dollar Loans, Swingline Loans and L/C Obligations being deemed “held” by such Lender for the purposes of this definition); provided that the Commitment of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

     “Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Credit Party or any other officer of a Credit Party reasonably acceptable to the Administrative Agent. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.

     “Revolving Credit Facility” means the revolving credit facility established pursuant to Article II.

     “Revolving Credit Loans” means any revolving credit loan denominated in Dollars made to the US Borrower pursuant to Section 2.1, and all such revolving credit loans collectively as the context requires.

     “Revolving Credit Note” means a promissory note made by the US Borrower in favor of a Lender evidencing the Revolving Credit Loans made by such Lender, substantially in the form of Exhibit A-1 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     “Solvent” means, as to the US Borrower and its Subsidiaries on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, (b) has assets having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies), and (c) does not believe that it will incur debts or liabilities beyond its ability to pay such debts or liabilities as they mature.

     “Subordinated Indebtedness” means the collective reference to any Indebtedness of the US Borrower or any Subsidiary subordinated in right and time of payment to the Obligations and containing such other terms and conditions, in each case as are satisfactory to the Required Lenders.

     “Subsidiary” means as to any Person, any corporation, partnership, limited liability company or other entity of which more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company or other entity is at the time owned by or the management is otherwise controlled, directly or indirectly, by such Person (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency). Unless otherwise qualified references to “Subsidiary” or “Subsidiaries” herein shall refer to those of the US Borrower.

     “Subsidiary Guarantors” means each Domestic Subsidiary of the US Borrower in existence on the Closing Date (other than the Superior Commerce) or which becomes a party to the Subsidiary Guaranty Agreement pursuant to Section 8.11.

     “Subsidiary Guaranty Agreement” means the unconditional guaranty agreement of even date executed by the Subsidiary Guarantors in favor of the Administrative Agent for the ratable benefit of itself and the Lenders, substantially in the form of Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

     “Superior Commerce” means Superior Commerce LLC, a Delaware limited liability company, and its successors and assigns.

     “Swingline Commitment” means the lesser of (a) Fifteen Million Dollars ($15,000,000) and (b) the Aggregate Commitment.

     “Swingline Facility” means the swingline facility established pursuant to Section 2.3.

     “Swingline Lender” means Wachovia in its capacity as swingline lender hereunder.

     “Swingline Loan” means any swingline loan made by the Swingline Lender to the US Borrower pursuant to Section 2.3, and all such swingline loans collectively as the context requires.

     “Swingline Note” means a promissory note made by the US Borrower in favor of the Swingline Lender evidencing the Swingline Loans made by the Swingline Lender, substantially in the form of Exhibit A-2 hereto, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

     “Swingline Termination Date” means the first to occur of (a) the resignation of Wachovia as Administrative Agent in accordance with Section 13.9 and (b) the Maturity Date.

     “Synthetic Lease” means any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an Operating Lease in accordance with GAAP.

     “Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

     “Termination Event” means except for any such event or condition that could not reasonably be expected to have a Material Adverse Effect: (a) a “Reportable Event” described in Section 4043 of ERISA for which the notice requirement has not been waived by the PBGC, or (b) the withdrawal of the US Borrower or any ERISA Affiliate from a Pension Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (c) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination, under Section 4041 of ERISA, if the plan assets are not sufficient to pay all plan liabilities, or (d) the institution of proceedings to terminate, or the appointment of a trustee with respect to, any Pension Plan by the PBGC, or (e) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or (f) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA, or (g) the partial or complete withdrawal of the US Borrower of any ERISA Affiliate from a Multiemployer Plan if withdrawal liability is asserted by such plan, or (h) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Sections 4241 or 4245 of ERISA, or (i) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA.

     “Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).

     “Total Funded Indebtedness” means, with respect to the US Borrower and its Subsidiaries at any date and without duplication, the sum of the following calculated in accordance with GAAP:

     (a) all liabilities, obligations and indebtedness for borrowed money including, but not limited to, obligations evidenced by bonds, debentures, notes or other similar instruments of any such Person;

     (b) all obligations to pay the deferred purchase price of property or services of any such Person (including, without limitation, all obligations under non-competition, earn-out or similar agreements), except trade payables arising in the ordinary course of business not more than ninety (90) days past due;

     (c) the Attributable Indebtedness of such Person with respect to such Person’s obligations in respect of Capital Leases and Synthetic Leases (regardless of whether accounted for as indebtedness under GAAP);

     (d) all Indebtedness of any other Person secured by a Lien on any asset owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

     (e) all obligations, contingent or otherwise, of any such Person relative to the face amount of letters of credit, whether or not drawn, including, without limitation, any Reimbursement Obligation, and banker’s acceptances issued for the account of any such Person; and

     (f) all Guaranty Obligations of any such Person with respect to outstanding Indebtedness of the types specified in clauses (a) through (e) above.

     For all purposes hereof, the Total Funded Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

     “UCC” means the Uniform Commercial Code as in effect in the State of North Carolina, as amended or modified from time to time.

     “Uniform Customs” means the Uniform Customs and Practice for Documentary Credits (1993 Revision), effective January, 1994 International Chamber of Commerce Publication No. 500.

     “United States” means the United States of America.

     “US Borrower” has the meaning assigned thereto in the introductory paragraph hereto.

     “US Borrower Guaranteed Obligations” shall have the meaning set forth in Section 11.1.

     “US Borrower Guaranty” means the unconditional guaranty of the payment of the Obligations of the Canadian Borrower by the US Borrower under Article XI hereof.

     “Wachovia” means Wachovia Bank, National Association, a national banking association, and its successors.

     “Wholly-Owned” means, with respect to a Subsidiary, that all of the shares of Capital Stock of such Subsidiary are, directly or indirectly, owned or controlled by the US Borrower and/or one or more of its Wholly-Owned Subsidiaries (except for directors’ qualifying shares or other shares required by Applicable Law to be owned by a Person other than the US Borrower).

     SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (f) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (g) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (h) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (i) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (j) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (k) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including”, and (l) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     SECTION 1.3 Accounting Terms. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the audited financial statements required by Section 7.1(b), except as otherwise specifically prescribed herein.

     SECTION 1.4 UCC Terms. Terms defined in the UCC in effect on the Closing Date and not otherwise defined herein shall, unless the context otherwise indicates, have the meanings provided by those definitions. Subject to the foregoing, the term “UCC” refers, as of any date of determination, to the UCC then in effect.

     SECTION 1.5 Rounding. Any financial ratios required to be maintained by the Borrowers pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     SECTION 1.6 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

     SECTION 1.7 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

     SECTION 1.8 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor, whether or not such maximum face amount is in effect at such time.

ARTICLE II

REVOLVING CREDIT FACILITY

     SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the US Borrower in Dollars from time to time from the Closing Date through, but not including, the Maturity Date as requested by the US Borrower in accordance with the terms of Section 2.4; provided that, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (a) the aggregate principal amount of all outstanding Revolving Credit Loans (after giving effect to any amount requested) shall not exceed the Aggregate Commitment less the sum of all outstanding Canadian Dollar Loans, Swingline Loans and L/C Obligations and (b) the aggregate principal amount of all outstanding Revolving Credit Loans from any Lender to the US Borrower shall not at any time exceed such Lender’s Commitment less such Lender’s Commitment Percentage of all outstanding Canadian Dollar Loans, Swingline Loans and L/C Obligations. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the US Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Maturity Date.

     SECTION 2.2 Canadian Dollar Loans.

     (a) Availability. Subject to the terms and conditions of this Agreement, and in reliance upon the representations and warranties set forth herein, the Canadian Dollar Lender agrees to make Canadian Dollar Loans to the Canadian Borrower from time to time from the Closing Date through, but not including, the Maturity Date as requested by the US Borrower, on behalf of the Canadian Borrower, in accordance with the terms of Section 2.4; provided that, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate principal amount of all outstanding Canadian Dollar Loans (after giving effect to any amount requested) shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Swingline Loans and L/C Obligations and (ii) the Canadian Dollar Commitment. Subject to the terms and conditions hereof, the Canadian Borrower may borrow, repay and reborrow Canadian Dollar Loans hereunder until the Maturity Date.

     (b) Refunding of Canadian Dollar Loans.

          (i) Upon the occurrence and during the continuance of an Event of Default, each Canadian Dollar Loan may, at the discretion of the Canadian Dollar Lender, be converted immediately to a Base Rate Loan funded in Dollars by the Lenders in an amount equal to the Dollar Amount of such Canadian Dollar Loan; provided that the Borrowers shall pay to the Canadian Dollar Lender any and all costs, fees and other expenses incurred by the Canadian Dollar Lender in effecting such conversion. Such Base Rate Loan shall thereafter be reflected as a Revolving Credit Loan of the Lenders to the US Borrower on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of such Revolving Credit Loan as required to repay Canadian Dollar Loans outstanding to the Canadian Dollar Lender upon such demand by the Canadian Dollar Lender in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of any Revolving Credit Loan required to repay such Canadian Dollar Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of such Revolving Credit Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of such Revolving Credit Loan.

          (ii) The Borrowers shall pay to the Canadian Dollar Lender on demand the amount of such Canadian Dollar Loans to the extent that the Lenders fail to refund in full the outstanding Canadian Dollar Loans requested or required to be refunded. In addition, the Borrowers hereby authorize the Administrative Agent to charge any account maintained by Borrowers with the Canadian Dollar Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Canadian Dollar Lender the amount of such Canadian Dollar Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Canadian Dollar Loans requested or required to be refunded. If any portion of any such amount paid to the Canadian Dollar Lender shall be recovered by or on behalf of the Canadian Borrower or US Borrower from the Canadian Dollar Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

          (iii) Each Lender acknowledges and agrees that its obligation to refund Canadian Dollar Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender acknowledges and agrees that if prior to the refunding of any outstanding Canadian Dollar Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made to refund such Canadian Dollar Loans, purchase an undivided participating interest in such Canadian Dollar Loans in an amount equal to its Commitment Percentage of the aggregate amount of such Canadian Dollar Loans. Each Lender will immediately transfer to the Administrative Agent, for the account of the Canadian Dollar Lender, in immediately available funds in Canadian Dollars, the amount of its participation. Whenever, at any time after the Canadian Dollar Lender has received from any Lender such Lender’s participating interest in the refunded Canadian Dollar Loans, the Canadian Dollar Lender receives any payment on account thereof, the Canadian Dollar Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

          (iv) In the event that any Lender fails to make payment to the Canadian Dollar Lender of any amount due under this Section, the Administrative Agent, on behalf of the Canadian Dollar Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Canadian Dollar Lender receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Canadian Dollar Lender of any amount due under this Section, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Canadian Dollar Lender, without recourse or warranty, an undivided interest and participation in the applicable Canadian Dollar Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

     SECTION 2.3 Swingline Loans.

     (a) Availability. Subject to the terms and conditions of this Agreement, the Swingline Lender agrees to make Swingline Loans to the US Borrower from time to time from the Closing Date through, but not including, the Swingline Termination Date; provided, that (i) all Swingline Loans shall be denominated in Dollars and (ii) based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate principal amount of all outstanding Swingline Loans (after giving effect to any amount requested), shall not exceed the lesser of (i) the Aggregate Commitment less the sum of all outstanding Revolving Credit Loans, Canadian Dollar Loans and L/C Obligations and (ii) the Swingline Commitment. Subject to the terms and conditions hereof, the US Borrower may borrow, repay and reborrow Swingline Loans hereunder until the Maturity Date.

     (b) Refunding.

          (i) Swingline Loans shall be refunded by the Lenders on demand by the Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders on the books and records of the Administrative Agent. Each Lender shall fund its respective Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the Swingline Lender upon demand by the Swingline Lender but in no event later than 1:00 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Commitment Percentage of a Swingline Loan, nor shall any Lender’s Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Commitment Percentage of a Swingline Loan.

          (ii) The US Borrower shall pay to the Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. In addition, the US Borrower hereby authorizes the Administrative Agent to charge any account maintained by the US Borrower with the Swingline Lender or any Affiliate thereof (up to the amount available therein) in order to immediately pay the Swingline Lender the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to the Swingline Lender shall be recovered by or on behalf of the US Borrower from the Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Commitment Percentages.

          (iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender acknowledges and agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, a Bankruptcy Event of Default shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after the Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, the Swingline Lender receives any payment on account thereof, the Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

          (iv) In the event that any Lender fails to make payment to the Swingline Lender of any amount due under this Section, the Administrative Agent, on behalf of the Swingline Lender, shall be entitled to receive, retain and apply against such obligation the principal and interest otherwise payable to such Lender hereunder until the Swingline Lender receives such payment from such Lender or such obligation is otherwise fully satisfied. In addition to the foregoing, if for any reason any Lender fails to make payment to the Swingline Lender of any amount due under this Section, such Lender shall be deemed, at the option of the Administrative Agent, to have unconditionally and irrevocably purchased from the Swingline Lender, without recourse or warranty, an undivided interest and participation in the applicable Swingline Loan, and such interest and participation may be recovered from such Lender together with interest thereon at the Federal Funds Effective Rate for each day during the period commencing on the date of demand and ending on the date such amount is received.

     SECTION 2.4 Procedure for Advances of Revolving Credit Loans, Canadian Dollar Loans and Swingline Loans.

     (a) Requests for Borrowing. The US Borrower, on behalf of itself and the Canadian Borrower, shall give the Administrative Agent irrevocable prior written notice substantially in the form attached hereto as Exhibit B (a “Notice of Borrowing”) not later than (i) 12:00 noon on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) 12:00 noon at least three (3) Business Days before each LIBOR Rate Loan, and (iii) 12:00 noon (Toronto, Ontario time) at least one (1) Business Day before each Canadian Base Rate Loan, of its intention to borrow, specifying:

     (A) if the applicable Borrower is the US Borrower or the Canadian Borrower;

     (B) the date of such borrowing, which shall be a Business Day;

     (C) whether such Loan is to be a Revolving Credit Loan, Swingline Loan or Canadian Dollar Loan;

     (D) if such Loan is a Revolving Credit Loan, whether such Revolving Credit Loan shall be a LIBOR Rate Loan or a Base Rate Loan;

     (E) if such Loan is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto;

     (F) if such Loan is a Swingline Loan, whether such Swingline Loan shall be a Base Rate Loan or a Quoted Swingline Rate Loan; and

     (G) the amount of such borrowing, which shall be, (1) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof, (2) with respect to LIBOR Rate Loans in an aggregate principal amount of $1,000,000 or a whole multiple of $1,000,000 in excess thereof, (3) with respect to Swingline Loans in an aggregate principal amount of $100,000 or a whole multiple of $100,000 in excess thereof and (4) with respect to Canadian Base Rate Loans in an aggregate principal amount of C$500,000 or a whole multiple of C$100,000 in excess thereof.

A Notice of Borrowing received after the times set forth above shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

     (b) Disbursement of Revolving Credit Loans, Canadian Dollar Loans and Swingline Loans.

          (i) Not later than 1:00 p.m. on the proposed borrowing date for any Revolving Credit Loan, each Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, such Lender’s Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date.

          (ii) Not later than 12:00 noon (Toronto, Ontario time) on the proposed borrowing date for any Canadian Base Rate Loan, the Canadian Dollar Lender will make available to the Administrative Agent, for the account of the Canadian Borrower, at the office of the Canadian Dollar Lender in Canadian Dollars in funds immediately available to the Administrative Agent, the Canadian Base Rate Loan to be made on such borrowing date.

          (iii) Not later than 1:00 p.m. on the proposed borrowing date for any Swingline Loan, as applicable, the Swingline Lender will make available to the Administrative Agent, for the account of the US Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date.

          (iv) The Borrowers hereby irrevocably authorize the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section in immediately available funds by crediting or wiring such proceeds to the deposit account of the applicable Borrower identified in the most recent notice substantially in the form of Exhibit C hereto (a “Notice of Account Designation”) delivered by the US

Borrower, on behalf of itself and the Canadian Borrower, to the Administrative Agent or as may be otherwise agreed upon by the US Borrower, on behalf of itself and the Canadian Borrower, and the Administrative Agent from time to time. Subject to Section 4.7 hereof, the Administrative Agent shall not be obligated to disburse any amount with respect to any Revolving Credit Loan, Canadian Dollar Loan or Swingline Loan requested pursuant to this Section to the extent that such amount has not been made available by the applicable to the Administrative Agent.

          (v) Revolving Credit Loans to be made for the purpose of (A) refunding Swingline Loans shall be made by the Lenders as provided in Section 2.3(b) and (B) refunding Canadian Dollar Loans shall be made by the Lenders as provided in Section 2.2(b).

     SECTION 2.5 Repayment of Loans.

     (a) Repayment on Maturity Date. The Borrowers agree to repay the outstanding principal amount of (i) all Revolving Credit Loans in full in Dollars on the Maturity Date, (ii) all Canadian Dollar Loans in full in Canadian Dollars on the Maturity Date, and (iii) all Swingline Loans in accordance with Section 2.3(b) or, if earlier, on the Maturity Date, together, in each case, with all accrued but unpaid interest thereon.

     (b) Mandatory Repayment of Revolving Credit Loans.

          (i) Aggregate Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all outstanding Extensions of Credit exceeds one hundred and five percent (105%) of the Aggregate Commitment or (B) for any other reason, the outstanding principal amount of all outstanding Extensions of Credit exceeds the Aggregate Commitment, then, in each such case, the Borrowers shall (1) first, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess, (2) second, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess, (3) third, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Revolving Credit Loans which are LIBOR Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess, (4) fourth, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Canadian Dollar Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) by the Dollar Amount of such excess, and (4) fifth, with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 12.2(b)).

          (ii) Canadian Dollar Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, (A) solely because of currency fluctuation, the outstanding principal amount of all Canadian Dollar Loans exceeds one hundred five percent (105%) of the Canadian Dollar Commitment or (B) for any other reason, the outstanding principal amount of all Canadian Dollar Loans exceeds the Canadian Dollar Commitment, then, in each such case, such excess shall be immediately repaid, in Canadian Dollars, by the Canadian Borrower to the Administrative Agent for the account of the Canadian Dollar Lender.

          (iii) Swingline Commitment. If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, and for any reason, the outstanding principal amount of all Swingline Loans exceeds the Swingline Commitment, then, in each such case, such excess shall be immediately repaid, in Dollars, by the US Borrower to the Administrative Agent for the account of the Swingline Lender.

          (iv) Excess L/C Obligations. If at any time (as determined by the Administrative Agent under Section 2.5(b)(v)), based upon the Dollar Amount of all outstanding Loans and L/C Obligations, and for any reason, the outstanding amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the US Borrower shall make a payment of cash collateral into a cash collateral account opened by the Administrative Agent, for the benefit of itself and the Lenders, in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit (such cash collateral to be applied in accordance with Section 12.2(b)).

          (v) Compliance and Payments. The Borrowers’ compliance with this Section 2.5(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which (A) the US Borrower requests that the applicable Lenders make a Revolving Credit Loan, (B) the US Borrower, on behalf of the Canadian Borrower, requests that the Canadian Lender make a Canadian Dollar Loan, (C) the US Borrower requests that the Swingline Lender make a Swingline Loan or (D) the US Borrower requests that the Issuing Lender issue a Letter of Credit. Each such repayment pursuant to this Section 2.5(b) shall be accompanied by any amount required to be paid pursuant to Section 4.9.

     (c) Optional Repayments. The Borrowers may at any time and from time to time repay the Loans, in whole or in part, (i) upon at least three (3) Business Days’ irrevocable notice to the Administrative Agent with respect to LIBOR Rate Loans and (ii) upon irrevocable notice to the Administrative Agent before 12:00 noon on the same Business Day with respect to Base Rate Loans, Swingline Loans and Canadian Dollar Loans, substantially in the form attached hereto as Exhibit D (a “Notice of Repayment”), specifying (A) the date of repayment, (B) the amount of repayment, (C) whether the repayment is of Revolving Credit Loans, Canadian Dollar Loans, Swingline Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each, (D) with respect to Revolving Credit Loans, whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each and (E) with respect to Swingline Loans, whether the repayment is of Base Rate Loans, Quoted Swingline Rate Loans or a combination thereof, and, if of a combination thereof, the amount allocable to each. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall be due and payable on the date set forth in such notice. Partial repayments shall be in an aggregate amount of (i) $500,000 or a whole multiple of $100,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans), (ii) $1,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to LIBOR Rate Loans, (iii) C$500,000 or a whole multiple of C$100,000 in excess thereof with respect to Canadian Dollar Loans and (iv) $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans. A Notice of Repayment received after applicable time set forth above shall be deemed received on the next Business Day. Each such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9.

     (d) Limitation on Repayment of LIBOR Rate Loans. The Borrowers may not repay any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto unless such repayment is accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     (e) Payment of Interest. Each repayment pursuant to this Section shall be accompanied by accrued interest on the amount repaid.

     (f) Hedging Agreements. No repayment pursuant to this Section shall affect any Borrower’s obligations under any Hedging Agreement.

     SECTION 2.6 Permanent Reduction of the Aggregate Commitment.

     (a) Voluntary Reduction. The Borrowers shall have the right at any time and from time to time, upon at least five (5) Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Aggregate Commitment at any time or (ii) portions of the Aggregate Commitment, from time to time, in an aggregate principal amount not less than $5,000,000 or any whole multiple of $1,000,000 in excess thereof. Any reduction of the Aggregate Commitment shall be applied to the Commitment of each Lender according to its Commitment Percentage. All fees accrued until the effective date of any termination of the Aggregate Commitment shall be paid on the effective date of such termination.

     (b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce (i) the aggregate Dollar Amount of all outstanding Revolving Credit Loans, Canadian Dollar Loans, Swingline Loans and L/C Obligations, as applicable, after such reduction to the Aggregate Commitment as so reduced and (ii) to the extent that the Canadian Commitment is reduced, the aggregate Dollar Amount of all outstanding Canadian Dollar Loans to the Canadian Commitment as so reduced. If the Aggregate Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrowers shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Such cash collateral shall be applied in accordance with Section 12.2(b). Any reduction of the Aggregate Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans, Swingline Loans and Canadian Dollar Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Aggregate Commitment, the Swingline Commitment, the Canadian Commitment and the Revolving Credit Facility. Such cash collateral shall be applied in accordance with Section 12.2(b). If the reduction of the Aggregate Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

     SECTION 2.7 Termination of Revolving Credit Facility. The Revolving Credit Facility shall terminate on the Maturity Date.

     SECTION 2.8 Nature of Obligations. The obligations of the US Borrower hereunder and under the other Loan Documents shall be joint and several with the Obligations of the Canadian Borrower. The obligations of the Canadian Borrower hereunder and under the other Loan Documents shall not be joint and several.

     SECTION 2.9 Increase of Aggregate Commitment. So long as no Default or Event of Default shall have occurred and be continuing, at any time prior to the Maturity Date, the US Borrower shall have the right from time to time upon not less than thirty (30) days prior written notice to the Administrative Agent to increase the Aggregate Commitment; provided that in no event shall the Aggregate Commitment be increased to an amount greater than $160,000,000; provided further that:

     (a) (i) Each existing Lender shall have the right, but not the obligation, to commit to all or a portion of the proposed increase, (ii) the failure by any existing Lender to respond to a request for such increase shall be deemed to be a refusal of such request by such existing Lender and (iii) if the Administrative Agent does not receive sufficient commitments from the existing Lenders to fund the entire amount of the proposed increase, the US Borrower may then solicit commitments from other banks, financial institutions or investment funds.

     (b) Any increase in the Aggregate Commitment which is accomplished by increasing the Commitment of any Lender or Lenders who are at the time of such increase party to this Agreement (which Lender or Lenders shall consent to such increase in their sole and absolute discretion) shall be accomplished as follows: (i) this Agreement will be amended by the Borrowers, the Administrative Agent and those Lender(s) whose Commitment(s) is or are being increased (but without any requirement that the consent of any other Lender be obtained) to reflect the revised Commitment of each of the Lenders, (ii) entries in the Register will be revised to reflect the revised Commitment and Commitment Percentage of each of the Lenders, (iii) the outstanding Revolving Credit Loans and Commitment Percentages of Canadian Dollar Loans, Swingline Loans and L/C Obligations will be reallocated on the effective date of such increase among the Lenders in accordance with their revised Commitment Percentages (and the Lenders agree to make all payments and adjustments necessary to effect the reallocation and the Borrowers shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment) and (iv) if requested by such Lender or Lenders, the US Borrower will deliver new Revolving Credit Note(s) to the Lender or Lenders

whose Commitment(s) is or are being increased reflecting the revised Commitment of such Lender(s).

     (c) Any increase in the Aggregate Commitment which is accomplished by addition of a new Lender or Lenders under the Agreement shall be accomplished as follows: (i) each new Lender shall be an Eligible Assignee and shall be subject to the consent of the Administrative Agent and the US Borrower, on behalf of itself and the Canadian Borrower, which consents shall not be unreasonably withheld, (ii) this Agreement will be amended by the Borrowers, the Administrative Agent and each new Lender (but without any requirement that the consent of the any other Lender be obtained) to reflect the addition of each new Lender as a Lender hereunder, (iii) entries in the Register will be revised to reflect the revised Commitment and Commitment Percentages of each of the Lenders (including each new Lender), (iv) the outstanding Revolving Credit Loans and Commitment Percentages of Canadian Dollar Loans, Swingline Loans and L/C Obligations will be reallocated on the effective date of such increase among the Lenders (including each new Lender) in accordance with their revised Commitment Percentages (and the Lenders (including each new Lender) agree to make all payments and adjustments necessary to effect the reallocation and the Borrowers shall pay any and all costs required pursuant to Section 4.9 in connection with such reallocation as if such reallocation were a repayment) and (v) at the request of each new Lender, the US Borrower will deliver a Revolving Credit Note to each new Lender.

ARTICLE III

LETTER OF CREDIT FACILITY

     SECTION 3.1 L/C Commitment. Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue Letters of Credit for the account of the US Borrower on any Business Day from the Closing Date through but not including the Maturity Date in such form as may be approved from time to time by the Issuing Lender; provided, that the Issuing Lender shall have no obligation to issue any Letter of Credit if, after giving effect to such issuance, based upon the Dollar Amount of all outstanding Loans and L/C Obligations, the aggregate amount of all outstanding L/C Obligations would exceed the lesser of (i) the L/C Commitment or (ii) the Aggregate Commitment less the aggregate principal amount of all outstanding Loans. Each Letter of Credit (other than the Existing Letters of Credit) shall (i) be denominated in Dollars in a minimum amount of $30,000 or a lesser amount acceptable to the Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the US Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) expire on a date no later than the earlier of (A) five (5) Business Days prior to the Maturity Date and (B) one year after its date of issuance, and (iv) be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by the Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of North Carolina. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any existing Letters of Credit, unless the context otherwise requires.

     SECTION 3.2 Procedure for Issuance of Letters of Credit. The US Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender at the Administrative Agent’s Office a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Letter of Credit Application, the Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three (3) Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by the Issuing Lender and the US Borrower. The Issuing Lender shall promptly furnish to the US Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

     SECTION 3.3 Commissions and Other Charges.

     (a) Letter of Credit Commissions. The US Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to the Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Commitment Percentages.

     (b) Issuance Fee. In addition to the foregoing commission, the US Borrower shall pay to the Administrative Agent, for the account of the Issuing Lender, an issuance fee with respect to each Letter of Credit in an amount equal to the face amount of such Letter of Credit multiplied by one eighth of one percent (0.125%) per annum. Such issuance fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Maturity Date and thereafter on demand of the Issuing Lender (through the Administrative Agent).

     (c) Other Costs. In addition to the foregoing fees and commissions, the US Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

     SECTION 3.4 L/C Participations.

     (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Commitment Percentage in the Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a draft is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the US Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

     (b) Upon becoming aware of any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit, the Issuing Lender shall notify each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to the Issuing Lender the amount specified on the applicable due date. If any such amount is paid to the Issuing Lender after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of the Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to the Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. (Charlotte time) on any Business Day, such payment shall be due on the following Business Day.

     (c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Commitment Percentage of such payment in accordance with this Section, the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the US Borrower or otherwise, or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

     SECTION 3.5 Reimbursement Obligation of the US Borrower. In the event of any drawing under any Letter of Credit, the US Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, the Issuing Lender on each date on which the Issuing Lender notifies the US Borrower of the date and amount of a draft paid under any Letter of Credit for the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment. Unless the US Borrower shall immediately notify the Issuing Lender that the US Borrower intends to reimburse the Issuing Lender for such drawing from other sources or funds, the US Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan bearing interest at the Base Rate on such date in the amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by the Issuing Lender in connection with such payment, and the Lenders shall make a Revolving Credit Loan bearing interest at the Base Rate in such amount, the proceeds of which shall be applied to reimburse the Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse the Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 3.4(a) or Article V. If the US Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse the Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

     SECTION 3.6 Obligations Absolute. The US Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim or defense to payment which the US Borrower may have or have had against the Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The US Borrower also agrees that the Issuing Lender and the L/C Participants shall not be responsible for, and the US Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the US Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the US Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by the Issuing Lender’s gross negligence or willful misconduct. The US Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct, shall be binding on the US Borrower and shall not result in any liability of the Issuing Lender or any L/C Participant to the US Borrower. The responsibility of the Issuing Lender to the US Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in conformity with such Letter of Credit.

     SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

     SECTION 4.1 Interest.

     (a) Interest Rate Options. Subject to the provisions of this Section, at the election of the US Borrower, on behalf of itself and the Canadian Borrower:

     (i) Revolving Credit Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin (provided that the LIBOR Rate shall not be available until three (3) Business Days after the Closing Date unless the US Borrower has delivered to the Administrative Agent a letter in form and substance satisfactory to the Administrative Agent indemnifying the Lenders in the manner set forth in Section 4.9 of this Agreement);

     (ii) Canadian Dollar Loans shall bear interest at the Canadian Base Rate plus the Applicable Margin; and

     (iii) Swingline Loans shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the Quoted Swingline Rate.

The US Borrower, on behalf of itself and the Canadian Borrower, shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given pursuant to Section 2.4 or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Revolving Credit Loan or any portion thereof as to which the US Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan. Any LIBOR Rate Loan or any portion thereof as to which the US Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan with an Interest Period of one (1) month. Any Swingline Loan or any portion thereof as to which the US Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan.

     (b) Interest Periods. In connection with each LIBOR Rate Loan, the US Borrower, on behalf of itself and the Canadian Borrower, by giving notice at the times described in Section 2.4 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such LIBOR Rate Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

     (i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

     (ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period with respect to a LIBOR Rate Loan would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

     (iii) any Interest Period with respect to a LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

     (iv) no Interest Period shall extend beyond the Maturity Date; and

     (v) there shall be no more than six (6) Interest Periods in effect at any time.

     (c) Default Rate. Subject to Section 12.3, upon the occurrence and during the continuance of a Payment Event of Default or a Bankruptcy Event of Default or, at the discretion of the Administrative Agent or as directed by the Required Lenders, upon the occurrence and during the continuance of an Event of Default other than a Payment Event of Default or Bankruptcy Event of Default, (i) the Borrowers shall no longer have the option to request LIBOR Rate Loans, Swingline Loans or Letters of Credit, (ii) all outstanding LIBOR Rate Loans shall bear interest at a rate per annum of two percent (2%) in excess of the rate then applicable to LIBOR Rate Loans until the end of the applicable Interest Period and thereafter at a rate equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans, (iii) all outstanding Canadian Base Rate Loans shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Canadian Base Rate Loans and (iv) all outstanding Base Rate Loans, Swingline Loans and other Obligations arising hereunder or under any other Loan Document shall bear interest at a rate per annum equal to two percent (2%) in excess of the rate then applicable to Base Rate Loans. Interest shall continue to accrue on the Obligations after the filing by or against any Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign. The interest accrued pursuant to this Section 4.1(c) shall be payable by the applicable Borrower on demand of the Administrative Agent.

     (d) Interest Payment and Computation.

     (i) Interest on each Base Rate Loan, each Canadian Base Rate Loan and each Quoted Swingline Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing December 31, 2004; and interest on each LIBOR

Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three (3) months, at the end of each three (3) month interval during such Interest Period. Interest on LIBOR Rate Loans and all fees payable hereunder shall be computed on the basis of a 360-day year and assessed for the actual number of days elapsed and interest on Base Rate Loans and Canadian Base Rate Loans shall be computed on the basis of a 365/66-day year and assessed for the actual number of days elapsed.

     (ii) For greater certainty, whenever any amount is payable under this Agreement or any other Loan Document by the Canadian Borrower as interest or as a fee which requires the calculation of an amount using a percentage per annum, each party to this Agreement acknowledges and agrees that such amount shall be calculated as of the date payment is due without application of the “deemed reinvestment principle” or the “effective yield method” (e.g., when interest is calculated and payable monthly, the rate of interest payable per month is 1/12 of the stated rate of interest per annum).

     (e) Maximum Rate.

     (i) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto. In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (A) promptly refund to the Borrowers any interest received by the Lenders in excess of the maximum lawful rate or (B) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrowers not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrowers under Applicable Law.

     (ii) Notwithstanding the provisions of this Section 4.1 or any other provision of this Agreement, in no event shall the aggregate “interest” (as such term is defined in Section 347 of the Criminal Code (Canada)) exceed the effective annual rate of interest on the “credit advanced” (as such term is defined in Section 347 of the Criminal Code (Canada)) lawfully permitted under Section 347 of the Criminal Code (Canada). The effective annual rate of interest shall be determined in accordance with generally accepted actuarial practices and principles over the term of the applicable Loan, and in the event of a dispute, a certificate of a Fellow of the Canadian Institute of Actuaries qualified for a period of ten (10) years and appointed by the Canadian Dollar Lender will be conclusive for the purposes of such determination. A certificate of an authorized signing officer of the Canadian Dollar Lender as to each amount and/or each rate of interest payable hereunder from time to time shall be conclusive evidence of such amount and of such rate, absent manifest error.

     SECTION 4.2 Notice and Manner of Conversion or Continuation of Revolving Credit Loans. Provided that no Default or Event of Default has occurred and is then continuing, the US Borrower, on behalf of itself and the Canadian Borrower, shall have the option to (a) convert at any time following the third Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $1,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans and (b) upon the expiration of any Interest Period, (i) convert all or any part of its outstanding LIBOR Rate Loans in a principal amount equal to $500,000 or a whole multiple of $100,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans. Whenever the US Borrower, on behalf of itself and the Canadian Borrower, desires to convert or continue Revolving Credit Loans as provided above, the US Borrower, on behalf of itself and the Canadian Borrower, shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 12:00 noon (Charlotte time) three (3) Business Days before the day on which a proposed conversion or continuation of such Revolving Credit Loan is to be effective specifying (A) the Revolving Credit Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor, (B) the effective date of such conversion or continuation (which shall be a Business Day), (C) the principal amount of such Revolving Credit Loans to be converted or continued, and (D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan. The Administrative Agent shall promptly notify the Lenders of such Notice of Conversion/Continuation.

     SECTION 4.3 Fees.

     (a) Facility Fee. Commencing on the Closing Date, the Borrowers shall pay to the Administrative Agent, for the account of the Lenders, a non-refundable facility fee at a rate per annum equal to the Applicable Margin on the Aggregate Commitment (regardless of usage). The facility fee shall be payable in arrears on the last Business Day of each calendar quarter during the term of this Agreement commencing December 31, 2004, and on the Maturity Date. Such facility fee shall be distributed by the Administrative Agent to the Lenders pro rata in accordance with the Lenders’ respective Commitment Percentages.

     (b) Administrative Agent’s and Other Fees. In order to compensate the Administrative Agent for structuring and syndicating the Loans and for its obligations hereunder, the Borrowers agree to pay to the Administrative Agent and its affiliates, for their own account, the fees set forth in the Fee Letter.

     SECTION 4.4 Manner of Payment.

     (a) Loans Denominated in Dollars. Each payment by the US Borrower on account of the principal of or interest on any Loan or Letter of denominated in Dollars or of any fee, commission or other amounts (including the Reimbursement Obligation) payable to the Lenders under this Agreement or any Note (except as set forth in Section 4.4(b)) shall be made in Dollars not later than 2:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders (other than as set forth below) pro rata in accordance with their respective Commitment Percentages (except as specified below) in immediately available funds and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes.

     (b) Canadian Dollar Loans. Each payment by the Borrowers on account of the principal of or interest on the Canadian Dollar Loans shall be made in Canadian Dollars not later than 2:00 p.m. (Toronto, Ontario time) on the date specified for payment under this Agreement to the Administrative Agent’s account with the Canadian Dollar Lender for the account of the Canadian Dollar Lender (other than as set forth below) in immediately available funds, and shall be made without any set-off, counterclaim or deduction whatsoever. Any payment received after such time but before 3:00 p.m. (Toronto, Ontario time) on such day shall be deemed a payment on such date for the purposes of Section 12.1, but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 3:00 p.m. (Toronto, Ontario time) shall be deemed to have been made on the next succeeding Business Day for all purposes.

     (c) General Payment Provisions. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent shall distribute to each Lender at its address for notices set forth herein its pro rata share of such payment in accordance with such Lender’s Commitment Percentage (except as specified below) and shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent of the Issuing Lender’s fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lender or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.11 or 14.2 shall be paid to the Administrative Agent for the account of the applicable Lender. Each payment to the Administrative Agent with respect to Swingline Loans (including, without limitation, the Swingline Lender’s fees or expenses) shall be made for the account of the Swingline Lender. Each payment to the Administrative Agent with respect to the Canadian Dollar Loans (including, without limitation, the Canadian Dollar Lender’s fees or expenses) shall be made for the account of the Canadian Dollar Lender. Subject to Section 4.1(b)(ii) if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest if payable along with such payment.

     SECTION 4.5 Evidence of Indebtedness.

     (a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the

Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrowers and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note, a Canadian Note and/or a Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Canadian Dollar Loans and/or Swingline Loans in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

     (b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Canadian Dollar Loans, Swingline Loans and Letters of Credit. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

     SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.11 or 14.3 hereof) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

     (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

     (ii) the provisions of this Section shall not be construed to apply to (x) any payment made by the Borrowers pursuant to and in accordance with the express terms of this Agreement or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Canadian Dollar Loans, Swingline Loans and Letters of Credit to any assignee or participant, other than to a Borrower or any Subsidiary thereof (as to which the provisions of this Section shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

     SECTION 4.7 Nature of Obligations of Lenders Regarding Extensions of Credit; Assumption by the Administrative Agent. The obligations of the Lenders under this Agreement to make, to issue or to participate in Loans and Letters of Credit, as applicable, are several and are not joint or joint and several. Unless the Administrative Agent shall have received notice from a Lender prior to a proposed borrowing date that such Lender will not make available to the Administrative Agent such Lender’s ratable portion of the amount to be borrowed on such date (which notice shall not release such Lender of its obligations hereunder), the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the proposed borrowing date in accordance with Sections 2.4(b), and the Administrative Agent may, in reliance upon such assumption, make available to the Borrowers on such date a corresponding amount. If such amount is made available to the Administrative Agent on a date after such borrowing date, such Lender shall pay to the Administrative Agent on demand an amount, until paid, equal to the product of (a) the amount not made available by such Lender in accordance with the terms hereof, times (b) the daily average Federal Funds Rate during such period as determined by the Administrative Agent, times (c) a fraction the numerator of which is the number of days that elapse from and including such borrowing date to the date on which such amount not made available by such Lender in accordance with the terms hereof shall have become immediately available to the Administrative Agent and the denominator of which is 360. A certificate of the Administrative Agent with respect to any amounts owing under this Section shall be conclusive, absent manifest error. If such Lender’s Commitment Percentage of such borrowing is not made available to the Administrative Agent by such Lender within three (3) Business Days after such borrowing date, the Administrative Agent shall be entitled to recover such amount made available by the Administrative Agent with interest thereon at the rate per annum applicable to Base Rate Loans hereunder, on demand, from the Borrowers. The failure of any Lender to make available its Commitment Percentage of any Loan requested by the Borrowers shall not relieve it or any other Lender of its obligation, if any, hereunder to make its Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its Commitment Percentage of such Loan available on the borrowing date. Notwithstanding anything set forth herein to the contrary, any Lender that fails to make available its Commitment Percentage of any Loan shall not (a) have any voting or consent rights under or with respect to any Loan Document (except that the Commitment of such Lender may not be increased or extended without the consent of such Lender) or (b) constitute a “Lender” (or be included in the calculation of Required Lenders hereunder) for any voting or consent rights under or with respect to any Loan Document.

     SECTION 4.8 Changed Circumstances.

     (a) Circumstances Affecting LIBOR Rate and Canadian Dollar Availability. If (i) with respect to any Interest Period for any LIBOR Rate Loan the Administrative Agent or any Lender (after consultation with the Administrative Agent) shall determine that, by reason of circumstances affecting the foreign exchange and interbank markets generally, deposits in eurodollars, in the applicable amounts are not being quoted via the Telerate Page 3750 or offered to the Administrative Agent or such Lender for such Interest Period, (ii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to Canadian Dollars (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls) or (iii) it has become otherwise materially impractical for the Canadian Dollar Lender to make any Canadian Dollar Loans, then the Administrative Agent shall forthwith give notice thereof to the Borrowers. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, the obligation of the Lenders or the Canadian Dollar Lender, as applicable, to make LIBOR Rate Loans or Canadian Dollar Loans, as applicable, and the right of the US Borrower to convert any Revolving Credit Loan to or continue any Revolving Credit Loan as a LIBOR Rate Loan shall be suspended, and (i) the US Borrower or the Canadian Borrower, as applicable, shall repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan or Canadian Dollar Loan, as applicable, together with accrued interest thereon, (A) with respect to any LIBOR Rate Loan, on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (B) with respect to any Canadian Dollar Loan, immediately upon the request of the Administrative Agent or (ii) with respect to any LIBOR Rate Loan, convert the then outstanding principal amount of such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period.

     (b) Laws Affecting LIBOR Rate and Canadian Dollar Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations hereunder to make or maintain any LIBOR Rate Loan or Canadian Dollar Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrowers and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrowers that such circumstances no longer exist, (i) the obligations of the Lenders or the Canadian Dollar Lender, as applicable, to make LIBOR Rate Loans or Canadian Dollar Loans, as applicable, and the right of the US Borrower to convert any Revolving Credit Loan or continue any Revolving Credit Loan as a LIBOR Rate Loan shall be suspended and thereafter the US Borrower may select only Base Rate Loans hereunder, (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan to the end of the then current Interest Period applicable thereto as a LIBOR Rate Loan, the applicable LIBOR Rate Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period and (iii) if the Canadian Dollar Lender may not lawfully continue to maintain a Canadian Dollar Loan, the applicable Canadian Dollar Loan shall immediately be repaid in full (together with accrued interest thereon).

     SECTION 4.9 Indemnity. The US Borrower hereby indemnifies each of the Lenders against any loss or expense which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Revolving Credit Loan (a) as a consequence of any failure by the US Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan, (b) due to any failure of the US Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Commitment Percentage of the LIBOR Rate Loans in the London interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the US Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

     SECTION 4.10 Increased Costs.

     (a) Increased Costs Generally. If any Change in Law shall:

     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate), the Canadian Dollar Lender or the Issuing Lender (or any of their respective Lending Offices);

     (ii) subject any Lender, the Canadian Dollar Lender or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Canadian Dollar Loan, any Letter of Credit, any participation in a Canadian Dollar Loan or a Letter of Credit or any LIBOR Rate Loan made by it, or change the basis of taxation of payments to such Lender, the Canadian Dollar Lender or the Issuing Lender in respect thereof (except for Indemnified Taxes or Other Taxes covered by Section 4.11 and the imposition of, or any change in the rate of any Excluded Tax payable by such Lender, the Canadian Dollar Lender or the Issuing Lender); or

     (iii) impose on any Lender, the Canadian Dollar Lender or the Issuing Lender (or any of their respective Lending Offices) or the London interbank market any other condition, cost or expense affecting this Agreement, any Canadian Dollar Loan, any Letter of Credit, any participation in a Canadian Dollar Loan or a Letter of Credit or any LIBOR Rate Loan made by it;

and the result of any of the foregoing shall be to increase the cost to such Lender, the Canadian Dollar Lender or the Issuing Lender of making, converting into or maintaining any LIBOR Rate Loan or Canadian Dollar Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender, the Canadian Dollar Lender or the Issuing Lender of participating in, issuing or maintaining any Canadian Dollar Loan or Letter of Credit (or of maintaining its obligation to participate in or to issue any Canadian Dollar Loan or Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender, the Canadian Dollar Lender or the Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Canadian Dollar Lender or the Issuing Lender, the Borrowers shall promptly pay to any such Lender, the Canadian Dollar Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Canadian Dollar Lender or the Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered.

     (b) Capital Requirements. If any Lender, the Canadian Dollar Lender or the Issuing Lender determines that any Change in Law affecting such Lender, the Canadian Dollar Lender or the Issuing Lender or any lending office of such Lender, the Canadian Dollar Lender or such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s capital or on the capital of such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Commitments of such Lender, the Canadian Lender or the Issuing Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, the Canadian Dollar Lender or the Issuing Lender or the Letters of Credit issued by the Issuing Lender, to a level below that which such Lender, the Canadian Dollar or the Issuing Lender or such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s policies and the policies of such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s holding company with respect to capital adequacy), then from time to time the Borrowers shall promptly pay to such Lender, the Canadian Dollar Lender or the Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender, the Canadian Dollar Lender or the Issuing Lender or such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s holding company for any such reduction suffered.

     (c) Certificates for Reimbursement. A certificate of a Lender, the Canadian Dollar Lender or the Issuing Lender setting forth the amount or amounts necessary to compensate such Lender, the Canadian Dollar Lender or the Issuing Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrowers shall be conclusive absent manifest error. The Borrowers shall pay such Lender, the Canadian Dollar Lender or the Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten (10) days after receipt thereof.

     (d) Delay in Requests. Failure or delay on the part of any Lender, the Canadian Dollar Lender or the Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender, the Canadian Dollar Lender or the Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender, the Canadian Dollar Lender or the Issuing Lender, as the case may be, notifies the Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s, the Canadian Dollar Lender’s or the Issuing Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

     SECTION 4.11 Taxes.

     (a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers hereunder or under any other Loan Document shall be made free and clear of and without reduction or withholding for any Indemnified Taxes or Other Taxes; provided that if any Borrower shall be required by Applicable Law to deduct any Indemnified Taxes (including any Other Taxes) from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the Lenders or the Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) such Borrower shall make such deductions and (iii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

     (b) Payment of Other Taxes by the Borrowers. Without limiting the provisions of subsection (a) above, the Borrowers shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law.

     (c) Indemnification by the Borrowers. The Borrowers shall indemnify the Administrative Agent, each Lender and the Issuing Lender, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes or Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) paid by the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the US Borrower by a Lender or the Issuing Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Lender, shall be conclusive absent manifest error.

     (d) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Borrower to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

     (e) Status of Lenders. Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the applicable Borrower (with a copy to the Administrative Agent), at the time or times prescribed by Applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if requested by applicable Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the applicable Borrower or the Administrative Agent as will enable the applicable Borrower or the

Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Without limiting the generality of the foregoing, in the event that applicable Borrower is a resident for tax purposes in the United States, any Foreign Lender shall deliver to the applicable Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the applicable Borrower or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable:

     (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States is a party,

     (ii) duly completed copies of Internal Revenue Service Form W-8ECI,

     (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a “bank” within the meaning of section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the applicable Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or

     (iv) any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by Applicable Law to permit applicable Borrower to determine the withholding or deduction required to be made.

     Without limiting the obligations of the Lenders set forth above regarding delivery of certain forms and documents to establish each Lender’s status for U.S. withholding tax purposes, each Lender agrees promptly to deliver to the Administrative Agent or the US Borrower, on behalf of itself and the Canadian Borrower, as the Administrative Agent or the US Borrower, on behalf of itself and the Canadian Borrower, shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such other documents and forms required by any relevant taxing authorities under the Laws of any other jurisdiction, duly executed and completed by such Lender, as are required under such Laws to confirm such Lender’s entitlement to any available exemption from, or reduction of, applicable withholding taxes in respect of all payments to be made to such Lender outside of the United States by the Borrowers pursuant to this Agreement or otherwise to establish such Lender’s status for withholding tax purposes in such other jurisdiction. Each Lender shall promptly (i) notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction, and (ii) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office) to avoid any requirement of Applicable Laws of any such jurisdiction that any Borrower make any deduction or withholding for taxes from amounts payable to such Lender. Additionally, each Borrower shall promptly deliver to the

Administrative Agent or any Lender, as the Administrative Agent or such Lender shall reasonably request, on or prior to the Closing Date, and in a timely fashion thereafter, such documents and forms required by any relevant taxing authorities under the Laws of any jurisdiction, duly executed and completed by such Borrower, as are required to be furnished by such Lender or the Administrative Agent under such Laws in connection with any payment by the Administrative Agent or any Lender of Taxes or Other Taxes, or otherwise in connection with the Loan Documents, with respect to such jurisdiction

     (f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or the Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by the Borrowers or with respect to which the Borrowers have paid additional amounts pursuant to this Section, it shall pay to the Borrowers an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrowers under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent, such Lender or the Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrowers, upon the request of the Administrative Agent, such Lender or the Issuing Lender, agree to repay the amount paid over to the Borrowers (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or the Issuing Lender in the event the Administrative Agent, such Lender or the Issuing Lender is required to repay such refund to such Governmental Authority. This subsection shall not be construed to require the Administrative Agent, any Lender or the Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrowers or any other Person.

     (g) Survival. Without prejudice to the survival of any other agreement of the Borrowers hereunder, the agreements and obligations of the Borrowers contained in this Section shall survive the payment in full of the Obligations and the termination of the Commitments.

     SECTION 4.12 Mitigation Obligations; Replacement of Lenders.

     (a) Designation of a Different Lending Office. If any Lender requests compensation under Section 4.10, or requires the Borrowers to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.11, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

     (b) Replacement of Lenders. If any Lender requests compensation under Section 4.10, or if the Borrowers are required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.11, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrowers may, at their sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 14.11), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

     (i) the Borrowers shall have paid to the Administrative Agent the assignment fee specified in Section 14.11;

     (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts);

     (iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.11, such assignment will result in a reduction in such compensation or payments thereafter; and

     (iv) such assignment does not conflict with Applicable Law.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

     SECTION 4.13 Redenomination of Canadian Dollar Loans. If any Canadian Dollar Loan is required to bear interest based at the Base Rate rather than the Canadian Base Rate pursuant to any applicable provision hereof, such Loan shall be funded in Dollars in an amount equal to the Dollar Amount of such Canadian Dollar Loan, all subject to the provisions of Section 2.4(b). The Borrowers shall reimburse the Lenders upon any such conversion for any amounts required to be paid under Section 4.9.

     SECTION 4.14 US Borrower as Agent for the Canadian Borrower. The Canadian Borrower hereby irrevocably appoints and authorizes the US Borrower (a) to provide the Administrative Agent with all notices with respect to Extensions of Credit obtained for the benefit of either Borrower and all other notices and instructions under this Agreement, (b) to take such action on behalf of the Borrowers as the US Borrower deems appropriate on its behalf to obtain Extensions of Credit and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and (c) to act as its agent for service of process and notices required to be delivered under this Agreement or the other Loan Documents, it being understood and agreed that receipt by the US Borrower of any summons, notice or other similar item shall be deemed effective receipt by the Borrowers and their Subsidiaries.

ARTICLE V

CLOSING; CONDITIONS OF CLOSING AND BORROWING

     SECTION 5.1 Closing. The closing shall take place at the offices of Kennedy Covington Lobdell & Hickman, L.L.P. at 10:00 a.m. on November 2, 2004, or on such other place, date and time as the parties hereto shall mutually agree.

     SECTION 5.2 Conditions to Closing and Initial Extensions of Credit. The obligation of the Lenders to close this Agreement and to make the initial Loan or issue or participate in the initial Letter of Credit, if any, is subject to the satisfaction of each of the following conditions:

     (a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note, a Canadian Note in favor of the Canadian Dollar Lender (if requested thereby), a Swingline Note in favor of the Swingline Lender (if requested thereby), the Subsidiary Guaranty Agreement, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto, shall be in full force and effect and no Default or Event of Default shall exist hereunder or thereunder.

     (b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

          (i) Officer’s Certificate of the US Borrower. A certificate from a Responsible Officer of the US Borrower to the effect that all representations and warranties of the Credit Parties contained in this Agreement and the other Loan Documents are true, correct and complete in all material respects as of the Closing Date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date; provided that any representation and warranty that is qualified by materiality or by reference to Material Adverse Effect shall be true, correct and complete in all respects as of the Closing Date; that none of the Credit Parties are in violation of any of the covenants contained in this Agreement and the other Loan Documents; that, after giving effect to the transactions contemplated by this Agreement, no Default or Event of Default has occurred and is continuing; and that each of the Credit Parties, as applicable, has satisfied each of the conditions set forth in Section 5.2 and Section 5.3.

          (ii) Certificate of Responsible Officer of each Credit Party. A certificate of a Responsible Officer of each Credit Party certifying as to the incumbency and genuineness of the signature of each officer of such Credit Party executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles of incorporation (or equivalent documentation) of such Credit Party and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws (or equivalent documentation) of such Credit Party as in effect on the Closing Date, (C) resolutions duly adopted by the board of directors (or equivalent governing body) of such Credit Party authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party, and (D) each certificate required to be delivered pursuant to Section 5.2(b)(iii).

          (iii) Certificates of Good Standing. Certificates as of a recent date of the good standing or status of each Credit Party under the laws of its jurisdiction of organization and, to the extent requested by the Administrative Agent, each other jurisdiction where such Credit Party is qualified to do business and, to the extent available, a certificate of the relevant taxing authorities of such jurisdictions certifying that such Credit Party has filed required tax returns and owes no delinquent taxes.

          (iv) Opinions of Counsel. Favorable opinions of counsel to the Credit Parties addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Lenders shall request, each in form and substance satisfactory to the Administrative Agent (including, without limitation, favorable opinions of foreign counsel to the Credit Parties).

          (v) Tax Forms. Copies of the United States Internal Revenue Service forms required by Section 4.11(e).

          (vi) Liability Insurance. The Administrative Agent shall have received certificates of and liability insurance, evidence of payment of all insurance premiums for the current policy year of each (naming the Administrative Agent as additional insured on all certificates for liability insurance), and, if requested by the Administrative Agent, copies (certified by a Responsible Officer) of insurance policies in form and substance reasonably satisfactory to the Administrative Agent.

     (c) Consents; Defaults.

          (i) Governmental and Third Party Approvals. The Credit Parties shall have received all material governmental, shareholder and third party consents and approvals necessary (or any other material consents as determined in the reasonable discretion of the Administrative Agent) in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby and all applicable waiting periods shall have expired without any action being taken by any Person that could reasonably be expected to restrain, prevent or impose any material adverse conditions on any of the Credit Parties or such other transactions or that could seek or threaten any of the foregoing, and no law or regulation shall be applicable which in the reasonable judgment of the Administrative Agent could reasonably be expected to have such effect.

          (ii) No Injunction, Etc. No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain, or prohibit, or to obtain substantial damages in respect of, or which is related to or arises out of this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby, or which, in the Administrative Agent’s sole discretion, would make it inadvisable to consummate the transactions contemplated by this Agreement or the other Loan Documents or the consummation of the transactions contemplated hereby or thereby.

     (d) Financial Matters.

          (i) Financial Statements. The Administrative Agent and the Lenders shall have received the following financial statements of the US Borrower and its Subsidiaries, all in form and substance reasonably satisfactory to the Administrative Agent and the Lenders and prepared in accordance with GAAP (and, with respect to all audited financial statements, to be audited by an independent certified public accounting firm reasonably satisfactory to the Administrative Agent):

          (A) the audited consolidated financial statements of the US Borrower and its Subsidiaries for the Fiscal Years ended December 31, 2001, December 31, 2002 and December 31, 2003; and

          (B) the unaudited consolidated financial statements of the US Borrower and its Subsidiaries for each interim quarterly period ended at least forty-five (45) days prior to the Closing Date.

          (ii) Financial Projections. The Administrative Agent shall have received financial projections with respect to the US Borrower and its Subsidiaries prepared by a Responsible Officer of the US Borrower, in form reasonably satisfactory to the Administrative Agent, of balance sheets, income statements and cash flow statements on a quarterly basis for the first year following the Closing Date and an annual basis for the next five (5) years thereafter.

          (iii) Financial Condition Certificate. The US Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by a Responsible Officer of the US Borrower, that (A) the US Borrower and each of its Subsidiaries are each Solvent, (B) the US Borrower’s and each of its Subsidiaries’ payables are current and not past due (except to the extent consistent with the past practice of the US Borrower and its Subsidiaries), (C) attached thereto are calculations evidencing compliance on a pro forma basis with the covenants contained in Article IX hereof, (D) the financial projections previously delivered to the Administrative Agent represent the good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the US Borrower and its Subsidiaries; (E) attached thereto is a calculation of the Applicable Margin; and (F) attached thereto is a calculation of EBITDA of the US Borrower and its Subsidiaries, determined on a pro forma basis for the twelve (12) consecutive calendar month period ending September 30, 2004, demonstrating to the reasonable satisfaction of the Administrative Agent that EBITDA (as determined in such manner) is greater than $115,000,000.

          (iv) Payment at Closing; Fee Letters. The Borrowers shall have paid to the Administrative Agent and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder (including, without limitation, legal fees and expenses) and to any other Person such amount as may be due thereto in connection with the transactions contemplated hereby, including all taxes, fees and other charges in connection with the execution, delivery, recording, filing and registration of any of the Loan Documents.

     (e) Miscellaneous.

          (i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the applicable Borrower in accordance with Section 2.4(a) and a Notice of Account Designation from the US Borrower specifying the account or accounts to which the proceeds of any Loans made after the Closing Date are to be disbursed.

          (ii) Due Diligence. The Administrative Agent shall have completed, to its satisfaction, all legal and other due diligence with respect to the business, assets, liabilities, operations and condition (financial or otherwise) of the US Borrower and its Subsidiaries in scope and determination satisfactory to the Administrative Agent in its sole discretion. In connection therewith, the Administrative Agent may request the results of a Lien search (including a search as to judgments, pending litigation and tax matters), in form and substance reasonably satisfactory thereto, made against the Credit Parties under the Uniform Commercial Code (or applicable judicial docket) as in effect in any state or comparable legislation in other jurisdictions in which any of the assets of such Credit Party are located, indicating among other things that its assets are free and clear of any Lien except for Permitted Liens.

          (iii) Existing Facility. The Existing Facility (other than the Existing Letters of Credit) shall be repaid in full and terminated and all collateral security therefor shall be released, and the Administrative Agent shall have received a pay-off letter in form and substance satisfactory to it evidencing such repayment, termination, reconveyance and release.

          (iv) Other Documents. All opinions, certificates and other instruments and all proceedings in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to the Administrative Agent. The Administrative Agent shall have received copies of all other documents, certificates and instruments reasonably requested thereby, with respect to the transactions contemplated by this Agreement.

     SECTION 5.3 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Extensions of Credit (including the initial Extension of Credit), convert or continue any Loan and/or the Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, continuation, conversion, issuance or extension date:

     (a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct on and as of such borrowing, continuation, conversion, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct as of such earlier date.

     (b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing, continuation or conversion date with respect to such Loan or after giving effect to the Loans to be made, continued or converted on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or after giving effect to the issuance or extension of such Letter of Credit on such date.

     (c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Notice of Conversion/Continuation, as applicable, from the applicable Borrower in accordance with Section 2.4(a) and Section 4.2.

     (d) Additional Documents. The Administrative Agent shall have received each additional document, instrument, legal opinion or other item reasonably requested by it.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE BORROWERS

     SECTION 6.1 Representations and Warranties. To induce the Administrative Agent and Lenders to enter into this Agreement and to induce the Lenders to make Extensions of Credit, each Borrower hereby represents and warrants to the Administrative Agent and Lenders both before and after giving effect to the transactions contemplated hereunder that:

     (a) Organization; Power; Qualification. Each of the US Borrower and its Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation, has the power and authority to own its properties and to carry on its business as now being and hereafter proposed to be conducted and is duly qualified and authorized to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification and authorization, except where the failure to be qualified or authorized, individually or in the aggregate could not reasonably be excepted to have a Material Adverse Effect. The jurisdictions in which the US Borrower and its Subsidiaries are organized and qualified to do business as of the Closing Date are described on Schedule 6.1(a).

     (b) Ownership. Each Subsidiary of the US Borrower as of the Closing Date is listed on Schedule 6.1(b). As of the Closing Date, the capitalization of the US Borrower and its Subsidiaries consists of the number of shares, authorized, issued and outstanding, of such classes and series, with or without par value, described on Schedule 6.1(b). All outstanding shares have been duly authorized and validly issued and are fully paid and nonassessable, with no personal liability attaching to the ownership thereof, and not subject to any preemptive or similar rights. The shareholders of the Subsidiaries of the US Borrower and the number of shares owned by each as of the Closing Date are described on Schedule 6.1(b). As of the Closing Date, there are no outstanding stock purchase warrants, subscriptions, options, securities, instruments or other rights of any type or nature whatsoever, which are convertible into, exchangeable for or otherwise provide for or permit the issuance of Capital Stock of the US Borrower or its Subsidiaries, except as described on Schedule 6.1(b).

     (c) Authorization of Agreement, Loan Documents and Borrowing. Each of the US Borrower and its Subsidiaries has the right, power and authority and has taken all necessary corporate and other action to authorize the execution, delivery and performance of this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms. This Agreement and each of the other Loan Documents have been duly executed and delivered by the duly authorized officers of the US Borrower and each of its Subsidiaries party thereto, and each such document constitutes the legal, valid and binding obligation of the US Borrower or its Subsidiary party thereto, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar state or federal debtor relief laws from time to time in effect which affect the enforcement of creditors’ rights in general and the availability of equitable remedies.

     (d) Compliance of Agreement, Loan Documents and Borrowing with Laws, Etc. The execution, delivery and performance by the US Borrower and its Subsidiaries of the Loan Documents to which each such Person is a party, in accordance with their respective terms, the Extensions of Credit hereunder and the transactions contemplated hereby do not and will not, by the passage of time, the giving of notice or otherwise, (i) require any Governmental Approval or violate any Applicable Law relating to the US Borrower or any of its Subsidiaries, (ii) conflict with, result in a breach of or constitute a default under the articles of incorporation, bylaws or other organizational documents of the US Borrower or any of its Subsidiaries or any indenture, agreement or other instrument to which such Person is a party or by which any of its properties may be bound or any Governmental Approval relating to such Person, (iii) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by such Person other than Liens arising under the Loan Documents or (iv) require any consent or authorization of, filing with, or other act in respect of, an arbitrator or Governmental Authority and no consent of any other Person is required in connection with the execution, delivery, performance, validity or enforceability of this Agreement.

     (e) Compliance with Law; Governmental Approvals. Each of the US Borrower and its Subsidiaries (i) has all Governmental Approvals required by any Applicable Law for it to conduct its business, each of which is in full force and effect, is final and not subject to review on appeal and is not the subject of any pending or, to the best of its knowledge, threatened attack by direct or collateral proceeding, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect (ii) is in compliance with each Governmental Approval applicable to it and in compliance with all other Applicable Laws relating to it or any of its respective properties, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect and (iii) has timely filed all material reports, documents and other materials required to be filed by it under all Applicable Laws with any Governmental Authority and has retained all material records and documents required to be retained by it under Applicable Law, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

     (f) Tax Returns and Payments. Each of the US Borrower and its Subsidiaries has duly filed or caused to be filed all federal, state, provincial, local and other material tax returns required by Applicable Law to be filed, and has paid, or made adequate provision for the payment of, all federal, state, provincial, local and other material taxes, assessments and governmental charges or levies upon it and its property, income, profits and assets which are due and payable (other than any amount the validity of which is currently being contested in good faith by appropriate proceedings and with respect to which adequate reserves in conformity with GAAP have been provided for on the books of the US Borrower and its Subsidiaries and no Lien exists). Such returns accurately reflect in all material respects all liability for taxes of the US Borrower and its Subsidiaries for the periods covered thereby. There is no ongoing audit or examination or other investigation by any Governmental Authority of the tax liability of the US Borrower and its Subsidiaries in each case, except as could not reasonably be expected to have a liability in excess of $5,000,000. No Governmental Authority has asserted any Lien or other claim against the US Borrower or any Subsidiary thereof with respect to unpaid taxes which has not been discharged, resolved or adequately reserved for on the books of the US Borrower and its Subsidiaries. The charges, accruals and reserves on the books of the US Borrower and any of its Subsidiaries in respect of federal, state, provincial, local and other taxes for all Fiscal Years and portions thereof since the organization of the US Borrower and any of its Subsidiaries are in the judgment of the Borrowers adequate, and the Borrowers do not anticipate any additional taxes or assessments for any of such years beyond those for which such reserves have been made.

     (g) Intellectual Property Matters. Each of the US Borrower and its Subsidiaries owns or possesses rights to use all franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and rights with respect to the foregoing which are required to conduct its business, except as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and neither the US Borrower nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations, except any such revocation, termination or liability as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (h) Environmental Matters.

               (i) The properties owned, leased or operated by the US Borrower and its Subsidiaries now or in the past do not contain, and to their knowledge have not previously contained, any Hazardous Materials in amounts or concentrations which (A) constitute or constituted a violation of applicable Environmental Laws or (B) could give rise to liability under applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

               (ii) The US Borrower, each Subsidiary and such properties and all operations conducted in connection therewith are in compliance, and have been in compliance, with all applicable Environmental Laws, and there is no contamination at, under or about such properties or such operations which could interfere with the continued operation of such properties or impair the fair saleable value thereof, except for any such noncompliance or contamination, that could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

               (iii) Neither the US Borrower nor any Subsidiary thereof has received any notice of violation, alleged violation, non-compliance, liability or potential liability regarding environmental matters, Hazardous Materials, or compliance with Environmental Laws, nor does the US Borrower or any Subsidiary thereof have knowledge or reason to believe that any such notice will be received or is being threatened, except where such violation, alleged violation, noncompliance, liability or potential liability which is the subject of such notice could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

               (iv) Hazardous Materials have not been transported or disposed of to or from the properties owned, leased or operated by the US Borrower and its Subsidiaries in violation of, or in a manner or to a location which could give rise to liability under, Environmental Laws, nor have any Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such properties in violation of, or in a manner that could give rise to liability under, any applicable Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

               (v) No judicial proceedings or governmental or administrative action is pending, or, to the knowledge of the Borrowers, threatened, under any Environmental Law to which the US Borrower or any Subsidiary thereof is or will be named as a potentially responsible party with respect to such properties or operations conducted in connection therewith, nor are there any consent decrees or other decrees, consent orders, administrative orders or other orders, or other administrative or judicial requirements outstanding under any Environmental Law with respect to US Borrower, any Subsidiary or such properties or such operations; except where such proceeding, action, degree, order or other requirement could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

               (vi) There has been no release, or to the best of the Borrowers’ knowledge, threat of release, of Hazardous Materials at or from properties owned, leased or operated by the US Borrower or any Subsidiary, now or in the past, in violation of or in amounts or in a manner that could give rise to liability under Environmental Laws, except where such violation or liability could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     (i) ERISA.

               (i) As of the Closing Date, neither the US Borrower nor any ERISA Affiliate maintains or contributes to, or has any obligation under, any Employee Benefit Plans other than those identified on Schedule 6.1(i);

               (ii) The US Borrower and each ERISA Affiliate is in material compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired and except where a failure to so comply could not reasonably be expected to have a Material Adverse Effect. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the Internal Revenue Service to be so qualified, and each trust related to such plan has been determined to be exempt under Section 501(a) of the Code except for such plans that have not yet received determination letters but for which the remedial amendment period for submitting a determination letter has not yet expired. No liability has been incurred by the US Borrower or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan except for a liability that could not reasonably be expected to have a Material Adverse Effect;

               (iii) As of the Closing Date, no Pension Plan has been terminated, nor has any accumulated funding deficiency (as defined in Section 412 of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), nor has any funding waiver from the Internal Revenue Service been received or requested with respect to any Pension Plan, nor has the US Borrower or any ERISA Affiliate failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Pension Plan prior to the due dates of such contributions under Section 412 of the Code or Section 302 of ERISA, nor has there been any event requiring any disclosure under Section 4041(c)(3)(C) or 4063(a) of ERISA with respect to any Pension Plan;

               (iv) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, neither the US Borrower nor any ERISA Affiliate has: (A) engaged in a nonexempt prohibited transaction described in Section 406 of the ERISA or Section 4975 of the Code, (B) incurred any liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (C) failed to make a required contribution or payment to a Multiemployer Plan, or (D) failed to make a required installment or other required payment under Section 412 of the Code;

               (v) No Termination Event has occurred or is reasonably expected to occur; and

               (vi) Except where the failure of any of the following representations to be correct in all material respects could not reasonably be expected to have a Material Adverse Effect, no proceeding, claim (other than a benefits claim in the ordinary course of business), lawsuit and/or investigation is existing or, to the best knowledge of the Borrowers after due inquiry, threatened concerning or involving any (A) employee welfare benefit plan (as defined in Section 3(1) of ERISA) currently maintained or contributed to by the US Borrower or any ERISA Affiliate, (B) Pension Plan or (C) Multiemployer Plan.

     (j) Margin Stock. Neither the US Borrower nor any Subsidiary thereof is engaged principally or as one of its activities in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin stock” (as each such term is defined or used, directly or indirectly, in Regulation U of the Board of Governors of the Federal Reserve System). No part of the proceeds of any of the Loans or Letters of Credit will be used for purchasing or carrying margin stock or for any purpose which violates, or which would be inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

     (k) Government Regulation. Neither the US Borrower nor any Subsidiary thereof is an “investment company” or a company “controlled” by an “investment company” (as each such term is defined or used in the Investment Company Act of 1940, as amended) and neither the US Borrower nor any Subsidiary thereof is, or after giving effect to any Extension of Credit will be, subject to regulation under the Public Utility Holding Company Act of 1935 or the Interstate Commerce Act, each as amended, or any other Applicable Law which limits its ability to incur or consummate the transactions contemplated hereby.

     (l) Material Contracts. Schedule 6.1(l) sets forth a complete and accurate list of all Material Contracts of the US Borrower and its Subsidiaries in effect as of the Closing Date not listed on any other Schedule hereto; other than as set forth in Schedule 6.1(l), each such Material Contract is, and after giving effect to the consummation of the transactions contemplated by the Loan Documents will be, in full force and effect in accordance with the terms thereof. The US Borrower and its Subsidiaries have delivered to the Administrative Agent a true and complete copy of each Material Contract required to be listed on Schedule 6.1(l) or any other Schedule hereto. Neither the US Borrower nor any Subsidiary (nor, to the knowledge of the Borrowers, any other party thereto) is in breach of or in default under any Material Contract in any material respect.

     (m) Employee Relations. Each of the US Borrower and its Subsidiaries has a stable work force in place and is not, as of the Closing Date, party to any collective bargaining agreement nor has any labor union been recognized as the representative of its employees except as set forth on Schedule 6.1(m). The Borrowers know of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.

     (n) Burdensome Provisions. Neither the US Borrower nor any Subsidiary thereof is a party to any indenture, agreement, lease or other instrument, or subject to any corporate or partnership restriction, Governmental Approval or Applicable Law which is so unusual or burdensome as in the foreseeable future could be reasonably expected to have a Material Adverse Effect. The US Borrower and its Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Capital Stock to the US Borrower or any Subsidiary or to transfer any of its assets or properties to the US Borrower or any other Subsidiary in each case other than existing under or by reason of the Loan Documents or Applicable Law.

     (o) Financial Statements. The (i) audited Consolidated balance sheet of the US Borrower and its Subsidiaries as of December 31, 2003 and the related audited statements of income and retained earnings and cash flows for the Fiscal Year then ended and (ii) unaudited

Consolidated balance sheet of the US Borrower and its Subsidiaries as of June 30, 2004 and related unaudited interim statements of income and retained earnings, copies of which have been furnished to the Administrative Agent and each Lender, are complete and correct and fairly present on a Consolidated basis the assets, liabilities and financial position of the US Borrower and its Subsidiaries as at such dates, and the results of the operations and changes of financial position for the periods then ended (other than customary year-end adjustments for unaudited financial statements). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP. The US Borrower and its Subsidiaries have no Indebtedness, obligation or other unusual forward or long-term commitment which is not fairly reflected in the foregoing financial statements or in the notes thereto.

     (p) No Material Adverse Change. Since December 31, 2003, there has been no material adverse change in the properties, business, operations, prospects, or condition (financial or otherwise) of the US Borrower and its Subsidiaries and no event has occurred or condition arisen that could reasonably be expected to have a Material Adverse Effect.

     (q) Solvency. As of the Closing Date and after giving effect to each Extension of Credit made hereunder, the US Borrower and each of its Subsidiaries will be Solvent.

     (r) Titles to Properties. Each of the US Borrower and its Subsidiaries has such title to the real property owned or leased by it as is necessary or desirable to the conduct of its business and valid and legal title to all of its personal property and assets, including, but not limited to, those reflected on the balance sheets of the US Borrower and its Subsidiaries delivered pursuant to Section 6.1(o), except those which have been disposed of by the US Borrower or its Subsidiaries subsequent to the date of such balance sheets pursuant to dispositions in the ordinary course of business or as otherwise expressly permitted hereunder.

     (s) Liens. None of the properties and assets of the US Borrower or any Subsidiary thereof is subject to any Lien, except Permitted Liens. No financing statement under the Uniform Commercial Code of any state or comparable legislation in other jurisdictions which names the US Borrower or any Subsidiary thereof or any of their respective trade names or divisions as debtor and which has not been terminated, has been filed in any state or other jurisdiction and neither the US Borrower nor any Subsidiary thereof has signed any such financing statement or any security agreement authorizing any secured party thereunder to file any such financing statement, except to perfect those Permitted Liens.

     (t) Indebtedness and Guaranty Obligations. Schedule 6.1(t) is a complete and correct listing of all Indebtedness and Guaranty Obligations of the US Borrower and its Subsidiaries as of the Closing Date in excess of $5,000,000. The US Borrower and its Subsidiaries have performed and are in compliance with all of the terms of such Indebtedness and Guaranty Obligations and all instruments and agreements relating thereto, and no default or event of default, or event or condition which with notice or lapse of time or both would constitute such a default or event of default on the part of the US Borrower or any of its Subsidiaries exists with respect to any such Indebtedness or Guaranty Obligation.

     (u) Litigation. Except for matters existing on the Closing Date and set forth on Schedule 6.1(u), there are no actions, suits or proceedings pending nor, to the knowledge of the Borrowers, threatened against or in any other way relating adversely to or affecting the US Borrower or any Subsidiary thereof or any of their respective properties in any court or before any arbitrator of any kind or before or by any Governmental Authority that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions provided for herein or therein, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

     (v) Absence of Defaults. No event has occurred or is continuing which constitutes a Default or an Event of Default, or which constitutes, or which with the passage of time or giving of notice or both would constitute, a default or event of default by the US Borrower or any Subsidiary thereof under any Material Contract or judgment, decree or order to which the US Borrower or its Subsidiaries is a party or by which the US Borrower or its Subsidiaries or any of their respective properties may be bound or which would require the US Borrower or its Subsidiaries to make any payment thereunder prior to the scheduled maturity date therefor.

     (w) Senior Indebtedness Status. The Obligations of the US Borrower and each of its Subsidiaries under this Agreement and each of the other Loan Documents ranks and shall continue to rank at least senior in priority of payment to all Subordinated Indebtedness and at least equal to all senior unsecured Indebtedness of each such Person and is designated as “Senior Indebtedness” (or the equivalent term) under all instruments and documents, now or in the future, relating to all Subordinated Indebtedness and all senior unsecured Indebtedness of such Person.

     (x) Accuracy and Completeness of Information. All written information, reports and other papers and data produced by or on behalf of the US Borrower or any Subsidiary thereof (other than financial projections, which shall be subject to the standard set forth in Section 7.1(c)) and furnished to the Lenders were, at the time the same were so furnished, complete and correct in all respects to the extent necessary to give the recipient a true and accurate knowledge of the subject matter.

     (y) Disclosure. The Borrowers have disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which any of the Credit Parties are subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No financial statement, material report, material certificate or other material information furnished (whether in writing or orally) by or on behalf of any of the Credit Parties to the Administrative Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, pro forma financial information, estimated financial information and other projected or estimated information, the Borrowers represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     SECTION 6.2 Survival of Representations and Warranties, Etc. All representations and warranties set forth in this Article VI and all representations and warranties contained in any certificate, or any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

ARTICLE VII

FINANCIAL INFORMATION AND NOTICES

     Until all the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrowers will furnish or cause to be furnished to the Administrative Agent at the Administrative Agent’s Office at the address set forth in Section 14.1 and to the Lenders at their respective addresses as set forth on the Register, or such other office as may be designated by the Administrative Agent and Lenders from time to time:

     SECTION 7.1 Financial Statements and Projections.

     (a) Quarterly Financial Statements. As soon as practicable and in any event within forty-five (45) days (or, if earlier, on the date of any required public filing thereof) after the end of each fiscal quarter of each Fiscal Year, an unaudited Consolidated balance sheet of the US Borrower and its Subsidiaries as of the close of such fiscal quarter and unaudited Consolidated statements of income, retained earnings and cash flows for the fiscal quarter then ended and that portion of the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the corresponding period in the preceding Fiscal Year and prepared by the US Borrower in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the period, and certified by the chief financial officer of the US Borrower to present fairly in all material respects the financial condition of the US Borrower and its Subsidiaries on a Consolidated basis as of their respective dates and the results of operations of the US Borrower and its Subsidiaries for the respective periods then ended, subject to normal year end adjustments. Delivery by the Borrowers to the Administrative Agent and the Lenders of the US Borrower’s quarterly report to the SEC on Form 10-Q with respect to any fiscal quarter, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the Borrowers with this Section 7.1(a).

     (b) Annual Financial Statements. As soon as practicable and in any event within ninety (90) days (or, if earlier, on the date of any required public filing thereof) after the end of each Fiscal Year, an audited Consolidated balance sheet of the US Borrower and its Subsidiaries as of the close of such Fiscal Year and audited Consolidated statements of income, retained earnings and cash flows for the Fiscal Year then ended, including the notes thereto, all in reasonable detail setting forth in comparative form the corresponding figures as of the end of and for the preceding Fiscal Year and prepared in accordance with GAAP and, if applicable, containing disclosure of the effect on the financial position or results of operations of any change in the application of accounting principles and practices during the year. Such annual financial statements shall be audited by an independent certified public accounting firm acceptable to the Administrative Agent, and accompanied by a report thereon by such certified public accountants that is not qualified with respect to scope limitations imposed by the US Borrower or any of its Subsidiaries or with respect to accounting principles followed by the US Borrower or any of its Subsidiaries not in accordance with GAAP. Delivery by the US Borrower to the Administrative Agent and the Lenders of the US Borrower’s annual report to the SEC on Form 10-K with respect to any fiscal year, or the availability of such report on EDGAR Online, within the period specified above shall be deemed to be compliance by the US Borrower with this Section 7.1(b).

     (c) Annual Business Plan and Financial Projections. As soon as practicable and in any event within forty-five (45) days prior to the beginning of each Fiscal Year, a business plan of the US Borrower and its Subsidiaries for the ensuing four (4) fiscal quarters, such plan to be prepared in accordance with GAAP and to include, on a quarterly basis, the following: a quarterly operating and capital budget, a projected income statement, statement of cash flows and balance sheet and a report containing management’s discussion and analysis of such projections, accompanied by a certificate from the chief financial officer of the US Borrower to the effect that, to the best of such officer’s knowledge, such projections are good faith estimates (utilizing reasonable assumptions) of the financial condition and operations of the US Borrower and its Subsidiaries for such four (4) quarter period.

     SECTION 7.2 Officer’s Compliance Certificate. At each time financial statements are delivered pursuant to Sections 7.1(a) or (b) and at such other times as the Administrative Agent shall reasonably request, an Officer’s Compliance Certificate.

     SECTION 7.3 Accountants’ Certificate. At each time financial statements are delivered pursuant to Section 7.1(b), a certificate of the independent public accountants certifying such financial statements that in connection with their audit, nothing came to their attention that caused them to believe that the Borrowers failed to comply with the terms, covenants, provisions or conditions of Article IX and X, insofar as they relate to financial and accounting matters or, if such is not the case, specifying such non-compliance and its nature and period of existence.

     SECTION 7.4 Other Reports.

     (a) Promptly after becoming available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the US Borrower generally, and copies of all annual, regular, periodic and special reports and registration statements which the US Borrower may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Administrative Agent pursuant hereto; provided that, delivery of the foregoing shall be deemed to have been made if made available on Edgar Online or the website of the US Borrower and the US Borrower shall have given notice thereof to Administrative Agent;

     (b) Promptly upon receipt thereof, copies of all reports, if any, submitted to the US Borrower or its Board of Directors by its independent public accountants in connection with their auditing function, including, without limitation, any management report and any management responses thereto; and

     (c) Such other information regarding the operations, business affairs and financial condition of the US Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

     SECTION 7.5 Notice of Litigation and Other Matters. Prompt telephonic and written notice of:

     (a) the commencement of all proceedings and investigations by or before any Governmental Authority and all actions and proceedings in any court or before any arbitrator against or involving the US Borrower or any Subsidiary thereof or any of their respective properties, assets or businesses which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;

     (b) any notice of any violation received by the US Borrower or any Subsidiary thereof from any Governmental Authority including, without limitation, any notice of violation of Environmental Laws which in any such case could reasonably be expected to have a Material Adverse Effect;

     (c) any labor controversy that (i) has resulted in a strike or other work stoppage or slow down against the US Borrower or any Subsidiary thereof, or (ii) threatens to result in, a strike or other work stoppage or slow down against the US Borrower or any Subsidiary thereof which could reasonably be expected to, individually or in the aggregate with any other labor controversy, work stoppage or slow down, have a Material Adverse Effect;

     (d) any attachment, judgment, lien, levy or order exceeding $1,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) that may be assessed against or threatened against the US Borrower or any Subsidiary thereof;

     (e) (i) any Default or Event of Default or (ii) any event which constitutes or which with the passage of time or giving of notice or both would constitute a default or event of default under any Material Contract to which the US Borrower or any of its Subsidiaries is a party or by which the US Borrower or any Subsidiary thereof or any of their respective properties may be bound;

     (f) (i) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code (along with a copy thereof), (ii) all notices received by the US Borrower or any ERISA Affiliate of the

PBGC’s intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, (iii) all notices received by the US Borrower or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA and (iv) the Borrowers obtaining knowledge or reason to know that the US Borrower or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA; and

     (g) any event which makes any of the representations set forth in Section 6.1 inaccurate in any respect.

     Each notice pursuant to this Section 7.5 shall be accompanied by a statement of a Responsible Officer of the US Borrower setting forth details of the occurrence referred to therein and stating what action the US Borrower or any Subsidiary thereof, as applicable, has taken and proposes to take with respect thereto. Each notice pursuant to Section 7.5(e)(i) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached; provided that, delivery of the foregoing notices shall be deemed to have been made if made available on Edgar Online or the website of the US Borrower and the US Borrower shall have given notice thereof to Administrative Agent.

     SECTION 7.6 Accuracy of Information. All written information, reports, statements and other papers and data furnished by or on behalf of the Borrowers to the Administrative Agent or any Lender whether pursuant to this Article VII or any other provision of this Agreement, shall, at the time the same is so furnished, comply with the representations and warranties set forth in Section 6.1(x).

ARTICLE VIII

AFFIRMATIVE COVENANTS

     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner provided for in Section 14.2, the Borrowers will, and will cause each of their Subsidiaries to:

     SECTION 8.1 Preservation of Corporate Existence and Related Matters. Except as permitted by Section 10.4, preserve and maintain its separate corporate existence and all rights, franchises, licenses and privileges necessary to the conduct of its business, and qualify and remain qualified as a foreign corporation and authorized to do business in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect.

     SECTION 8.2 Maintenance of Property. Protect and preserve all properties useful in and material to its business, including copyrights, patents, trade names, service marks and trademarks; maintain in good working order and condition, ordinary wear and tear excepted, all buildings, equipment and other tangible real and personal property; and from time to time make or cause to be made all repairs, renewals and replacements thereof and additions to such property necessary for the conduct of its business, so that the business carried on in connection therewith may be conducted in a commercially reasonable manner.

     SECTION 8.3 Insurance. Maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as are customarily maintained by similar businesses and as may be required by Applicable Law (including, without limitation, hazard and business interruption insurance), and on the Closing Date and from time to time thereafter deliver to the Administrative Agent upon its request a detailed list of the insurance then in effect, stating the names of the insurance companies, the amounts and rates of the insurance, the dates of the expiration thereof and the properties and risks covered thereby.

     SECTION 8.4 Accounting Methods and Financial Records. Maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete in all material respects) as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP and in compliance with the regulations of any Governmental Authority having jurisdiction over it or any of its properties.

     SECTION 8.5 Payment and Performance of Obligations. Pay and perform all Obligations under this Agreement and the other Loan Documents, and pay or perform (a) all taxes, assessments and other governmental charges that may be levied or assessed upon it or any of its property, and (b) all other indebtedness, obligations and liabilities in accordance with customary trade practices; provided, that the US Borrower or such Subsidiary may contest any item described in clauses (a) or (b) of this Section in good faith so long as adequate reserves are maintained with respect thereto in accordance with GAAP.

     SECTION 8.6 Compliance With Laws and Approvals. Observe and remain in compliance in all material respects with all Applicable Laws and maintain in full force and effect all Governmental Approvals, in each case applicable to the conduct of its business, except where the failure to so comply or maintain such Governmental Approval could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

     SECTION 8.7 Environmental Laws. In addition to and without limiting the generality of Section 8.6, (a) comply with, and ensure such compliance by all tenants and subtenants with all applicable Environmental Laws and obtain and comply with and maintain, and ensure that all tenants and subtenants, if any, obtain and comply with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws, except where the failure to do so could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, (b) conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws, and promptly comply with all lawful orders and directives of any Governmental Authority regarding Environmental Laws, except where the failure to conduct or complete such actions, or comply with such orders or directions, could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, employees, agents, officers and directors, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature known or unknown, contingent or otherwise, arising out of, or in any way relating to the presence of Hazardous Materials, or the violation of, noncompliance with or liability under any Environmental Laws applicable to the operations of the US Borrower or any such Subsidiary, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorney’s and consultant’s fees, investigation and laboratory fees, response costs, court costs and litigation expenses, except to the extent that any of the foregoing directly result from the gross negligence or willful misconduct of the party seeking indemnification therefor.

     SECTION 8.8 Compliance with ERISA. In addition to and without limiting the generality of Section 8.6, (a) except where the failure to so comply could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) comply with all material applicable provisions of ERISA and the regulations and published interpretations thereunder with respect to all Employee Benefit Plans, (ii) not take any action or fail to take action the result of which could be a liability to the PBGC or to a Multiemployer Plan, (iii) not participate in any prohibited transaction that could result in any civil penalty under ERISA or tax under the Code and (iv) operate each Employee Benefit Plan in such a manner that will not incur any tax liability under Section 4980B of the Code or any liability to any qualified beneficiary as defined in Section 4980B of the Code and (b) furnish to the Administrative Agent upon the Administrative Agent’s request such additional information about any Employee Benefit Plan as may be reasonably requested by the Administrative Agent.

     SECTION 8.9 Compliance With Agreements. Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Contract; provided, that the Borrowers or any Subsidiary thereof may contest any such lease, agreement or other instrument in good faith through applicable proceedings so long as adequate reserves are maintained in accordance with GAAP.

     SECTION 8.10 Visits and Inspections. Permit representatives of the Administrative Agent or any Lender, from time to time, to visit and inspect its properties; inspect, audit and make extracts from its books, records and files, including, but not limited to, management letters prepared by independent accountants; and discuss with its principal officers, and its independent accountants, its business, assets, liabilities, financial condition, results of operations and business prospects; provided that so long as no Default or Event of Default has occurred and is continuing, the Administrative Agent or applicable Lender shall give reasonable prior to notice to the US Borrower of its intention to visit and inspect the properties and records pursuant to this Section.

     SECTION 8.11 Additional Subsidiaries. Notify the Administrative Agent of the creation or acquisition of any Domestic Subsidiary and promptly thereafter (and in any event within thirty (30) days), cause such Person to (i) become a Subsidiary Guarantor by delivering to the Administrative Agent a duly executed supplement to the Subsidiary Guaranty Agreement or such other document as the Administrative Agent shall deem appropriate for such purpose, (ii) deliver to the Administrative Agent such documents and certificates referred to in Section 5.2 as may be reasonably requested by the Administrative Agent, (iii) deliver to the Administrative Agent such updated Schedules to the Loan Documents as requested by the Administrative Agent with respect to such Person, and (iv) deliver to the Administrative Agent such other documents as may be reasonably requested by the Administrative Agent, all in form, content and scope reasonably satisfactory to the Administrative Agent.

     SECTION 8.12 Use of Proceeds. The Borrowers shall use the proceeds of the Extensions of Credit (a) to finance the acquisition of Capital Assets in the ordinary course of business, (b) to refinance the Existing Facility, and (c) for working capital and general corporate requirements of the US Borrower and its Subsidiaries, including Permitted Acquisitions, dividends, stock repurchases and the payment of certain fees and expenses incurred in connection with the transactions.

     SECTION 8.13 Further Assurances. Make, execute and deliver all such additional and further acts, things, deeds and instruments as the Administrative Agent or the Required Lenders (through the Administrative Agent) may reasonably require to document and consummate the transactions contemplated hereby and to vest completely in and insure the Administrative Agent and the Lenders their respective rights under this Agreement, the Letters of Credit and the other Loan Documents.

ARTICLE IX

FINANCIAL COVENANTS

     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the US Borrower and its Subsidiaries on a Consolidated basis will not:

     SECTION 9.1 Average Total Leverage Ratio. As of any fiscal quarter end, permit the ratio of (a) the sum of (i) the Average Total Funded Indebtedness for the period of twelve (12) consecutive months ending on or immediately prior to such date plus (ii) the Average Accounts Securitization Proceeds for the period of twelve (12) consecutive months ending on or immediately prior to such date to (b) EBITDA for the period of twelve (12) consecutive months ending on or immediately prior to such date to be greater than or equal to 3.0 to 1.0.

     SECTION 9.2 Fixed Charge Coverage Ratio. As of any fiscal quarter end, permit the ratio of (a) EBITR for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to (b) the sum of (i) Interest Expense paid or payable in cash for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date plus (ii) Rental Expense for the period of four (4) consecutive fiscal quarters ending on or immediately prior to such date to be less than 3.0 to 1.0.

ARTICLE X

NEGATIVE COVENANTS

     Until all of the Obligations have been paid and satisfied in full and the Commitments terminated, unless consent has been obtained in the manner set forth in Section 14.2, the Borrowers have not and will not and will not permit any of their Subsidiaries to:

     SECTION 10.1 Limitations on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness except:

     (a) the Obligations (excluding Hedging Obligations permitted pursuant to Section 10.1(b));

     (b) Indebtedness incurred in connection with a Hedging Agreement with a counterparty and upon terms and conditions (including interest rate) reasonably satisfactory to the Administrative Agent; provided, that any counterparty that is a Lender or an Affiliate of a Lender shall be deemed satisfactory to the Administrative Agent;

     (c) Indebtedness existing on the Closing Date and not otherwise permitted under this Section, as set forth on Schedule 6.1(t), and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;

     (d) Indebtedness of the US Borrower and its Subsidiaries incurred in connection with Capital Leases in an aggregate amount not to exceed $5,000,000 on any date of determination;

     (e) purchase money Indebtedness of the US Borrower and its Subsidiaries in an aggregate amount not to exceed $5,000,000 on any date of determination;

     (f) Guaranty Obligations in favor of the Administrative Agent for the benefit of the Administrative Agent and the Lenders;

     (g) Guaranty Obligations with respect to Indebtedness permitted pursuant to subsections (a) through (e) of this Section;

     (h) Indebtedness owed (i) by the US Borrower to any Subsidiary Guarantor, (ii) by any Subsidiary Guarantor to the US Borrower, (iii) by any Subsidiary Guarantor to any other Subsidiary Guarantor, or (iv) by any Subsidiary that is not a Subsidiary Guarantor to any other Subsidiary that is not a Subsidiary Guarantor;

     (i) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, Indebtedness owed by the US Borrower and any Subsidiary Guarantor to any Foreign Subsidiary or Indebtedness owed by any Foreign Subsidiary to the US Borrower and any Subsidiary Guarantor which, together with the Permitted Acquisition Consideration payable in connection with all Permitted Foreign Acquisitions and the total amount of any transactions permitted under Sections 10.3(i) and 10.5(f), does not exceed $60,000,000 in the aggregate during the term of this Agreement;

     (j) Subordinated Indebtedness; provided that in the case of each issuance of Subordinated Indebtedness, (i) no Default or Event of Default shall have occurred and be continuing or would be caused by the issuance of such Subordinated Indebtedness and (ii) the Administrative Agent shall have received satisfactory written evidence that the Borrowers would be in compliance with all covenants contained in this Agreement on a pro forma basis after giving effect to the issuance of any such Subordinated Indebtedness;

     (k) additional Indebtedness of the US Borrower and the Subsidiary Guarantors not otherwise permitted pursuant to this Section in an aggregate amount outstanding not to exceed $5,000,000;

     (l) so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, Indebtedness arising in connection with an Accounts Securitization;

     (m) endorsements of negotiable instruments for deposit or collection in the ordinary course of business;

     (n) unsecured Indebtedness in respect of performance bonds, worker’s compensation claims, surety or appeal bonds and payment obligations in connection with self insurance or similar obligations, in each case to the extent incurred in the ordinary course of business; and

     (o) Indebtedness consisting of all obligations, contingent or otherwise, of the US Borrower or any of its Subsidiaries relative to the face amount of the Independent Letters of Credit, whether drawn or undrawn, including, without limitation, any reimbursement obligations in connection with the Independent Letters of Credit.

provided, that no agreement or instrument with respect to Indebtedness permitted to be incurred by this Section shall restrict, limit or otherwise encumber (by covenant or otherwise) the ability of any Subsidiary of any Borrower to make any payment to such Borrower or any of its Subsidiaries (in the form of dividends, intercompany advances or otherwise) for the purpose of enabling such Borrower to pay the Obligations.

     SECTION 10.2 Limitations on Liens. Create, incur, assume or suffer to exist, any Lien on or with respect to any of its assets or properties (including, without limitation, shares of Capital Stock), real or personal, whether now owned or hereafter acquired, except:

     (a) Liens for taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA or Environmental Laws) not yet due or as to which the period of grace (not to exceed thirty (30) days), if any, related thereto has not expired or which are being contested in good faith and by appropriate proceedings if adequate reserves are maintained to the extent required by GAAP;

     (b) the claims of materialmen, mechanics, carriers, warehousemen, processors or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, (i) which are not overdue for a period of more than thirty (30) days or (ii) which are being contested in good faith and by appropriate proceedings;

     (c) Liens consisting of deposits or pledges made in the ordinary course of business in connection with, or to secure payment of, obligations under workers’ compensation, unemployment insurance or similar legislation;

     (d) Liens constituting encumbrances in the nature of zoning restrictions, easements and rights or restrictions of record on the use of real property as are of a nature generally existing with respect to properties of a similar character, which in the aggregate are not substantial in amount and which do not, in any case, materially detract from the value of such property or materially impair the use thereof in the ordinary conduct of business;

     (e) Liens securing the Obligations;

     (f) Liens not otherwise permitted hereunder securing obligations not at any time exceeding in the aggregate $5,000,000;

     (g) Liens not otherwise permitted by this Section and in existence on the Closing Date and described on Schedule 10.2;

     (h) Liens securing Indebtedness permitted under Sections 10.1(d) and (e); provided that (i) such Liens shall be created substantially simultaneously with the acquisition or lease of the related asset, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original purchase price or lease payment amount of such property at the time it was acquired;

     (i) Liens incurred in connection with any Accounts Securitization (which Liens shall attach solely to the Transferred Assets sold or transferred in connection with such Accounts Securitization); and

     (j) Liens securing Indebtedness permitted under Section 10.1(k).

     SECTION 10.3 Limitations on Loans, Advances, Investments and Acquisitions. Purchase, own, invest in or otherwise acquire, directly or indirectly, any Capital Stock, interests in any partnership or joint venture (including, without limitation, the creation or capitalization of any Subsidiary), evidence of Indebtedness or other obligation or security, substantially all or a portion of the business or assets of any other Person or any other investment or interest whatsoever in any other Person, or make or permit to exist, directly or indirectly, any loans, advances or extensions of credit to, or any investment in cash or by delivery of property in, any Person except:

     (a) (i) investments existing on the Closing Date in Subsidiaries, and (ii) the other loans, advances and investments existing on the Closing Date which are described on Schedule 10.3;

     (b) investments in (i) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency thereof maturing within one hundred twenty (120) days from the date of acquisition thereof, (ii) commercial paper maturing no more than one hundred twenty (120) days from the date of creation thereof and currently having the highest rating obtainable from either Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. or Moody’s Investors Service, Inc., (iii) certificates of deposit maturing no more than one hundred twenty (120) days from the date of creation thereof issued by commercial banks incorporated under the laws of the United States, each having combined capital, surplus and undivided profits of not less than $500,000,000 and having a rating of “A” or better by a nationally recognized rating agency; provided, that the aggregate amount invested in such certificates of deposit shall not at any time exceed $5,000,000 for any one such certificate of deposit and $10,000,000 for any one such bank, (iv) time deposits maturing no more than thirty (30) days from the date of creation thereof with commercial banks or savings banks or savings and loan associations each having membership either in the FDIC or the deposits of which are insured by the FDIC and in amounts not exceeding the maximum amounts of insurance thereunder or (v) demand deposit accounts maintained in the ordinary course of business;

     (c) investments by the US Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Domestic Acquisition”):

     (i) the Person to be acquired shall be organized under the laws of the United States of America, or the assets to be acquired shall be located in the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 10.12;

     (ii) the US Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change of Control shall have been effected thereby;

     (iii) the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;

     (iv) prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;

     (v) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition;

     (vi) if the aggregate amount of Permitted Acquisition Consideration payable in cash with respect to such proposed acquisition or series of related acquisitions exceeds $50,000,000, the US Borrower shall have (A) demonstrated to the Administrative Agent pro forma compliance (as of the date of the proposed acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in, and in the manner set forth in, Article IX, (B) delivered to the Administrative Agent evidence of the approval referred to in clause (iv) above, and (C) delivered written notice of such proposed acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such proposed acquisition and a description of the acquisition in the form customarily prepared by the US Borrower, not less than five (5) Business Days prior to such proposed closing date; and

     (vii) the US Borrower shall have delivered to the Administrative Agent such documents reasonably requested by the Administrative Agent or the Required Lenders (through the Administrative Agent) pursuant to Section 8.11 to be delivered at the time required pursuant to Section 8.11.

     (d) investments by the US Borrower or any Subsidiary thereof in the form of acquisitions of all or substantially all of the business or a line of business (whether by the acquisition of Capital Stock, assets or any combination thereof) of any other Person if each such acquisition meets all of the following requirements (such acquisition being referred to herein as a “Permitted Foreign Acquisition”):

     (i) the Person to be acquired shall be organized under the laws of a jurisdiction other than the United States of America, or the assets to be acquired shall be located outside of the continental United States of America, and such Person shall be engaged in a business, or such assets shall be used in a business, permitted pursuant to Section 10.12;

     (ii) the US Borrower or any Subsidiary (including any entity being acquired that becomes a Subsidiary) shall be the surviving Person and no Change of Control shall have been effected thereby;

     (iii) the Person to be acquired shall not be subject to any material pending litigation which could reasonably be expected to have a Material Adverse Effect;

     (iv) prior to the closing of such acquisition, the acquisition is approved by the board of directors (or a majority of the holders of the Capital Stock of such Person) of the Person whose assets or Capital Stock are being acquired pursuant to such acquisition;

     (v) no Default or Event of Default shall have occurred and be continuing both before and after giving effect to such proposed acquisition;

     (vi) the aggregate amount of Permitted Acquisition Consideration payable (A) with respect to any Permitted Foreign Acquisition or series of related Permitted Foreign

Acquisitions does not exceed $20,000,000 in cash and (B) with respect to all Permitted Foreign Acquisitions and the total amount of any transactions permitted under Sections 10.1(i), 10.3(i) and 10.5(f) does not exceed $60,000,000 in the aggregate during the term of this Agreement; and

     (vii) if the aggregate amount of Permitted Acquisition Consideration payable in cash with respect to such proposed acquisition or series of related acquisitions exceeds $20,000,000, the US Borrower shall have (A) demonstrated to the Administrative Agent pro forma compliance (as of the date of the proposed acquisition and after giving effect thereto and any Extensions of Credit made or to be made in connection therewith) with each covenant contained in, and in the manner set forth in, Article IX, (B) delivered to the Administrative Agent evidence of the approval referred to in clause (iv) above, and (C) delivered written notice of such proposed acquisition to the Administrative Agent and the Lenders, which notice shall include the proposed closing date of such proposed acquisition and a description of the acquisition in the form customarily prepared by the US Borrower, not less than five (5) Business Days prior to such proposed closing date.

     (e) Hedging Agreements permitted pursuant to Section 10.1;

     (f) purchases of assets in the ordinary course of business;

     (g) investments in the form of loans and advances to employees in the ordinary course of business, which, in the aggregate, do not exceed at any time $500,000;

     (h) intercompany Indebtedness permitted pursuant to Section 10.1(h);

     (i) the creation of new Foreign Subsidiaries, the investment in which, together with the Permitted Acquisition Consideration payable in connection with all Permitted Foreign Acquisitions and the total amount of any transactions permitted under Sections 10.1(i) and 10.5(f), does not exceed $60,000,000 in the aggregate during the term of this Agreement;

     (j) the creation of Domestic Subsidiaries after the Closing Date so long as (i) each such Domestic Subsidiary shall comply with Section 8.11 and (ii) the creation of such Domestic Subsidiary is otherwise made in accordance with the terms and conditions of this Agreement (including, without limitation, this Section 10.3);

     (k) equity investments (i) by the US Borrower in any Subsidiary Guarantor, (ii) by any Subsidiary in the US Borrower, (iii) by any Subsidiary in any Subsidiary Guarantor or (iv) by any Subsidiary that is not a Subsidiary Guarantor in any other Subsidiary that is not a Subsidiary Guarantor;

     (l) so long as no Default or Event of Default has occurred or would result therefrom, the initial investment by the US Borrower and its Subsidiaries in a proposed joint venture previously described to the Administrative Agent in an aggregate amount not to exceed the lesser of (A) $40,000,000 or (B) the aggregate amount reasonably determined by the US Borrower and its Subsidiaries as necessary to initially capitalize such joint venture; and

     (m) other additional domestic investments not otherwise permitted pursuant to this Section not exceeding $5,000,000 in the aggregate in any Fiscal Year.

     SECTION 10.4 Limitations on Mergers and Liquidation. Merge, consolidate, amalgamate or enter into any similar combination with any other Person or liquidate, wind-up or dissolve itself (or suffer any liquidation or dissolution) except:

     (a) any Wholly-Owned Subsidiary of the US Borrower may be merged or consolidated with or into the US Borrower (provided that the US Borrower shall be the continuing or surviving Person) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving Person);

     (b) any Wholly Owned Subsidiary may sell, lease, transfer or otherwise dispose of any or all of its assets (upon voluntary liquidation or otherwise) to the US Borrower or any other Wholly-Owned Subsidiary; provided that if the transferor in such a transaction is a Subsidiary Guarantor, then the transferee must either be the US Borrower or a Subsidiary Guarantor;

     (c) any Wholly-Owned Subsidiary of the US Borrower may merge into the Person such Wholly-Owned Subsidiary was formed to acquire in connection with a Permitted Acquisition; and

     (d) any Subsidiary of the US Borrower may wind-up into a Borrower or any Subsidiary Guarantor.

     SECTION 10.5 Limitations on Sale of Assets. Convey, sell, lease, assign, transfer or otherwise dispose of any of its property, business or assets (including, without limitation, the sale of any receivables and leasehold interests and any sale-leaseback or similar transaction), whether now owned or hereafter acquired except:

     (a) the sale of inventory in the ordinary course of business;

     (b) the sale of obsolete assets no longer used or usable in the business of the US Borrower or any of its Subsidiaries;

     (c) the transfer of assets to a Borrower or any Subsidiary Guarantor pursuant to Section 10.4;

     (d) the sale or discount without recourse of accounts receivable arising in the ordinary course of business in connection with the compromise or collection thereof;

     (e) the disposition of any Hedging Agreement;

     (f) sales of assets to Foreign Subsidiaries the fair market value with respect to which, together with the Permitted Acquisition Consideration payable in connection with all Permitted

Foreign Acquisitions and the total amount of any transactions permitted under Sections 10.1(i) and 10.3(i), does not exceed $60,000,000 in the aggregate during the term of this Agreement;

     (g) so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, transfers of an interest in the Transferred Assets in connection with an Account Securitization;

     (h) so long as no Default or Event of Default has occurred and is continuing or would occur as a result therefrom, transfers of assets from the US Borrower and its Subsidiaries to the joint venture permitted pursuant to Section 10.3(l); and

     (i) additional dispositions of assets not otherwise permitted pursuant to this Section the fair market value with respect to which does not exceed $5,000,000 in the aggregate in any Fiscal Year.

     SECTION 10.6 Limitations on Dividends and Distributions. Declare or pay any dividends upon any of its Capital Stock; purchase, redeem, retire or otherwise acquire, directly or indirectly, any shares of its Capital Stock, or make any distribution of cash, property or assets among the holders of shares of its Capital Stock, or make any change in its capital structure which such change in its capital structure could reasonably be expected to have a Material Adverse Effect; provided that:

     (a) the US Borrower or any Subsidiary may pay dividends in shares of its own Capital Stock;

     (b) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the US Borrower may declare and pay dividends in a manner consistent with the past practice of the US Borrower in an amount reasonably determined by the board of directors of the US Borrower; provided that such amount shall not exceed fifty percent (50%) of Net Income for the preceding Fiscal Year;

     (c) any Subsidiary may pay cash dividends to the Borrowers; and

     (d) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the US Borrower may repurchase shares of its Capital Stock.

     SECTION 10.7 Limitations on Exchange and Issuance of Capital Stock. Issue, sell or otherwise dispose of any class or series of Capital Stock that, by its terms or by the terms of any security into which it is convertible or exchangeable, is, or upon the happening of an event or passage of time would be, (a) convertible or exchangeable into Indebtedness or (b) required to be redeemed or repurchased, including at the option of the holder, in whole or in part, or has, or upon the happening of an event or passage of time would have, a redemption or similar payment due.

     SECTION 10.8 Transactions with Affiliates. Except for transactions permitted by Sections 10.3, 10.6 and 10.7, directly or indirectly (a) make any loan or advance to, or purchase or assume any note or other obligation to or from, any of its officers, directors, shareholders or other Affiliates, or to or from any member of the immediate family of any of its officers, directors, shareholders or other Affiliates, or subcontract any operations to any of its Affiliates or (b) enter into, or be a party to, any other transaction not described in clause (a) above with any of its Affiliates, except pursuant to the reasonable requirements of its business and upon fair and reasonable terms that are no less favorable to it than it would obtain in a comparable arm’s length transaction with a Person not its Affiliate.

     SECTION 10.9 Certain Accounting Changes; Organizational Documents. (a) Change its Fiscal Year end, or make any change in its accounting treatment and reporting practices except as required by GAAP or (b) amend, modify or change its articles of incorporation (or corporate charter or other similar organizational documents) or amend, modify or change its bylaws (or other similar documents) in any manner adverse in any respect to the rights or interests of the Lenders.

     SECTION 10.10 Amendments; Payments and Prepayments of Subordinated Indebtedness.

     (a) Amend or modify (or permit the modification or amendment of) any of the terms or provisions of any Subordinated Indebtedness.

     (b) Cancel, forgive, make any payment or prepayment on, or redeem or acquire for value (including, without limitation, (i) by way of depositing with any trustee with respect thereto money or securities before due for the purpose of paying when due and (ii) at the maturity thereof) any Subordinated Indebtedness, except refinancings, refundings, renewals, extensions or exchange of any Subordinated Indebtedness permitted by Section 10.1(j).

     SECTION 10.11 Restrictive Agreements.

     (a) Enter into any Indebtedness which contains any negative pledge on assets or any covenants more restrictive than the provisions of Articles VIII, IX and X hereof, or which restricts, limits or otherwise encumbers its ability to incur Liens on or with respect to any of its assets or properties other than the assets or properties securing such Indebtedness (other than Superior Commerce solely in connection with an Accounts Securitization).

     (b) Enter into or permit to exist any agreement which impairs or limits the ability of any Subsidiary of a Borrower (other than Superior Commerce solely in connection with an Accounts Securitization) to pay dividends to such Borrower.

     SECTION 10.12 Nature of Business. Substantively alter in any material respect the character or conduct of the business conducted by the US Borrower and its Subsidiaries as of the Closing Date.

ARTICLE XI

UNCONDITIONAL US BORROWER GUARANTY

     SECTION 11.1 Guaranty of Obligations. The US Borrower hereby unconditionally guarantees to the Administrative Agent for the ratable benefit of the Administrative Agent and the Lenders, and their respective successors, endorsees, transferees and assigns, the prompt payment of all Obligations of the Canadian Borrower, whether primary or secondary (whether by way of endorsement or otherwise), whether now existing or hereafter arising, whether or not from time to time reduced or extinguished (except by payment thereof) or hereafter increased or incurred, whether or not recovery may be or hereafter become barred by the statute of limitations, whether enforceable or unenforceable as against the Canadian Borrower, whether or not discharged, stayed or otherwise affected by any bankruptcy, insolvency or other similar law or proceeding, whether created directly with the Administrative Agent or any Lender or acquired by the Administrative Agent or any Lender through assignment, endorsement or otherwise, whether matured or unmatured, whether joint or several, as and when the same become due and payable (whether at maturity or earlier, by reason of acceleration, mandatory repayment or otherwise), in accordance with the terms of any such instruments evidencing any such obligations, including all renewals, extensions or modifications thereof (all Obligations of the Canadian Borrower to the Administrative Agent and the Lenders, including all of the foregoing, being hereinafter collectively referred to as the “US Borrower Guaranteed Obligations”).

     SECTION 11.2 Nature of Guaranty. The US Borrower agrees that this US Borrower Guaranty is a continuing, unconditional guaranty of payment and not of collection, and that its obligations under this US Borrower Guaranty shall be primary, absolute and unconditional, irrespective of, and unaffected by (a) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement or any other Loan Document or any other agreement, document or instrument to which the Canadian Borrower is or may become a party, (b) the absence of any action to enforce this US Borrower Guaranty, this Agreement or any other Loan Document or the waiver or consent by the Administrative Agent or any Lender with respect to any of the provisions of this US Borrower Guaranty, this Agreement or any other Loan Document, (c) the existence, value or condition of, or failure to perfect a Lien, if any, against, any security for or other guaranty of the US Borrower Guaranteed Obligations or any action, or the absence of any action, by the Administrative Agent or any Lender in respect of such security or guaranty (including, without limitation, the release of any such security or guaranty), (d) any structural change in, restructuring of or other similar change of the Canadian Borrower or any of its Subsidiaries or (e) any other action or circumstances which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor; it being agreed by the US Borrower that its obligations under this US Borrower Guaranty shall not be discharged until the final and indefeasible payment, in full, of the US Borrower Guaranteed Obligations and the termination of the Commitments. To the extent permitted by law, the US Borrower expressly waives all rights it may now or in the future have under any statute (including, without limitation, North Carolina General Statutes Section 26-7, et seq. or similar law), or at law or in equity, or otherwise, to compel the Administrative Agent or any Lender to proceed in respect of the US Borrower Guaranteed Obligations against the Canadian Borrower, any other guarantor or any other party or against any security for or other guaranty of the payment of the US Borrower Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the US Borrower. To the extent permitted by law, the US Borrower further expressly waives and agrees not to assert or take advantage of any defense based upon the failure of the Administrative Agent or any Lender to commence an action in respect of the US Borrower Guaranteed Obligations against the Canadian Borrower, the US Borrower, any other guarantor or any other party or any security for the payment of the US Borrower Guaranteed Obligations. The US Borrower agrees that any notice or directive given at any time to the Administrative Agent or any Lender which is inconsistent with the waivers in the preceding two sentences shall be null and void and may be ignored by the Administrative Agent or such Lender, and, in addition, may not be pleaded or introduced as evidence in any litigation relating to this US Borrower Guaranty for the reason that such pleading or introduction would be at variance with the written terms of this US Borrower Guaranty, unless the Administrative Agent and the Required Lenders have specifically agreed otherwise in writing. The foregoing waivers are of the essence of the transaction contemplated by the Loan Documents and, but for this US Borrower Guaranty and such waivers, the Administrative Agent and the Lenders would decline to enter into this Agreement.

     SECTION 11.3 Demand by the Administrative Agent. In addition to the terms set forth in Section 11.2, and in no manner imposing any limitation on such terms, if all or any portion of the then outstanding US Borrower Guaranteed Obligations under this Agreement are declared to be immediately due and payable in accordance with the terms of this Agreement, then the US Borrower shall, upon demand in writing therefor by the Administrative Agent to the US Borrower, pay all or such portion of the outstanding US Borrower Guaranteed Obligations then declared due and payable. Payment by the US Borrower shall be made to the Administrative Agent, to be credited and applied upon the US Borrower Guaranteed Obligations, in immediately available funds to an account designated by the Administrative Agent or at the Administrative Agent’s Office or at any other address that may be specified in writing from time to time by the Administrative Agent.

     SECTION 11.4 Waivers. In addition to the waivers contained in Section 11.2, the US Borrower waives, and agrees that it shall not at any time insist upon, plead or in any manner whatever claim or take the benefit or advantage of, any appraisal, valuation, stay, extension, marshalling of assets or redemption laws, or exemption, whether now or at any time hereafter in force, which may delay, prevent or otherwise affect the performance by the US Borrower of its obligations under, or the enforcement by the Administrative Agent or the Lenders of, this US Borrower Guaranty. The US Borrower further hereby waives diligence, presentment, demand, protest and notice of whatever kind or nature with respect to any of the US Borrower Guaranteed Obligations and waives the benefit of all provisions of law which are or might be in conflict with the terms of this US Borrower Guaranty. The US Borrower represents, warrants and agrees that its obligations under this US Borrower Guaranty are not and shall not be subject to any counterclaims, offsets or defenses of any kind against the Administrative Agent, the Lenders or the Canadian Borrower whether now existing or which may arise in the future.

     SECTION 11.5 Modification of Loan Documents etc. If the Administrative Agent or the Lenders shall at any time or from time to time, with or without the consent of, or notice to,

the US Borrower (a) change or extend the manner, place or terms of payment of, or renew or alter all or any portion of, the US Borrower Guaranteed Obligations, (b) take any action under or in respect of the Loan Documents in the exercise of any remedy, power or privilege contained therein or available to it at law, in equity or otherwise, or waive or refrain from exercising any such remedies, powers or privileges, (c) amend or modify, in any manner whatsoever, the Loan Documents, (d) extend or waive the time for performance by the US Borrower, any other guarantor, the Canadian Borrower or any other Person of, or compliance with, any term, covenant or agreement on its part to be performed or observed under a Loan Document (other than this US Borrower Guaranty), or waive such performance or compliance or consent to a failure of, or departure from, such performance or compliance, (e) take and hold security or collateral for the payment of the US Borrower Guaranteed Obligations or sell, exchange, release, dispose of, or otherwise deal with, any property pledged, mortgaged or conveyed, or in which the Administrative Agent or any Lender has been granted a Lien, to secure any Indebtedness of the US Borrower, any other guarantor or the Canadian Borrower to the Administrative Agent or any Lender, (f) release anyone who may be liable in any manner for the payment of any amounts owed by the US Borrower, any other guarantor or the Canadian Borrower to the Administrative Agent or any Lender, (g) modify or terminate the terms of any intercreditor or subordination agreement pursuant to which claims of other creditors of the US Borrower, any other guarantor or the Canadian Borrower are subordinated to the claims of the Administrative Agent or any Lender or (h) apply any sums by whomever paid or however realized to any US Borrower Guaranteed Obligations owing by the US Borrower, any other guarantor or the Canadian Borrower to the Administrative Agent or any Lender in such manner as the Administrative Agent or any Lender shall determine in its reasonable discretion; then neither the Administrative Agent nor any Lender shall incur any liability to the US Borrower as a result thereof, and no such action shall impair or release the obligations of the US Borrower under this US Borrower Guaranty.

     SECTION 11.6 Reinstatement. The US Borrower agrees that, if any payment made by the Canadian Borrower or any other Person applied to the Obligations is at any time annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of any collateral are required to be returned by the Administrative Agent or any Lender to the Canadian Borrower, its estate, trustee, receiver, liquidator, administrator or any other party, including, without limitation, the US Borrower, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the US Borrower’s liability hereunder shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this US Borrower Guaranty shall have been canceled or surrendered, this US Borrower Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the US Borrower in respect of the amount of such payment.

     SECTION 11.7 No Subrogation. Notwithstanding any payment or payments by the US Borrower hereunder, or any set-off or application of funds of the US Borrower by the Administrative Agent or any Lender, or the receipt of any amounts by the Administrative Agent or any Lender with respect to any of the US Borrower Guaranteed Obligations, the US Borrower shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against the Canadian Borrower or any other guarantor or against any collateral security held by the Administrative Agent or any Lender for the payment of the US Borrower Guaranteed Obligations nor shall the US Borrower seek any reimbursement from the Canadian Borrower or any of the other guarantors in respect of payments made by the US Borrower in connection with the US Borrower Guaranteed Obligations, until all amounts owing to the Administrative Agent and the Lenders on account of the US Borrower Guaranteed Obligations are paid in full and the Aggregate Commitment is terminated. If any amount shall be paid to the US Borrower on account of such subrogation rights at any time when all of the US Borrower Guaranteed Obligations shall not have been paid in full, such amount shall be held by the US Borrower in trust for the Administrative Agent, segregated from other funds of the US Borrower, and shall, forthwith upon receipt by the US Borrower, be turned over to the Administrative Agent in the exact form received by the US Borrower (duly endorsed by the US Borrower to the Administrative Agent, if required) to be applied against the US Borrower Guaranteed Obligations, whether matured or unmatured, in such order as set forth herein.

ARTICLE XII

DEFAULT AND REMEDIES

     SECTION 12.1 Events of Default.Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any Governmental Authority or otherwise:

     (a) Default in Payment of Principal of Loans and Reimbursement Obligations. The Borrowers shall default in any payment of principal of any Loan when due or in any payment of a Reimbursement Obligation (whether at maturity, by reason of acceleration or otherwise).

     (b) Other Payment Default. The Borrowers or any other Credit Party shall default in the payment when and as due (whether at maturity, by reason of acceleration or otherwise) of interest on any Loan or Reimbursement Obligation or the payment of any other Obligation, and such default shall continue for a period of five (5) days.

     (c) Misrepresentation. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith that is subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any respect when made or deemed made or any representation, warranty, certification or statement of fact made or deemed made by or on behalf of any Borrower or any other Credit Party herein, any other Loan Document, or in any document delivered in connection herewith or therewith that is not subject to materiality or Material Adverse Effect qualifications, shall be incorrect or misleading in any material respect when made or deemed made.

     (d) Default in Performance of Certain Covenants. The US Borrower or any other Credit Party shall (i) default in the performance or observance of any covenant or agreement contained in Sections 7.1(a), 7.1(b), or 7.5(e)(i) or Articles IX or X of this Agreement or (ii)

default in the performance or observance of any covenant or agreement contained in Section 7.2 and such default shall continue for a period of five (5) days.

     (e) Default in Performance of Other Covenants and Conditions. The US Borrower or any other Credit Party shall default in the performance or observance of any term, covenant, condition or agreement contained in this Agreement (other than as specifically provided for otherwise in this Section) or any other Loan Document and such default shall continue for a period of thirty (30) days after written notice thereof has been given to the US Borrower by the Administrative Agent.

     (f) Hedging Agreement. The US Borrower or any other Credit Party shall default in the performance or observance of any terms, covenant, condition or agreement (after giving effect to any applicable grace or cure period) under any Hedging Agreement and such default causes the termination of such Hedging Agreement and the Termination Value owned by such Credit Party as a result thereof exceeds $5,000,000.

     (g) Indebtedness Cross-Default. The US Borrower or any other Credit Party shall (i) default in the payment of any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $5,000,000 beyond the period of grace if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) default in the observance or performance of any other agreement or condition relating to any Indebtedness (other than the Loans or any Reimbursement Obligation) the aggregate outstanding amount of which Indebtedness is in excess of $5,000,000 or contained in any instrument or agreement evidencing, securing or relating thereto or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, with the giving of notice if required, any such Indebtedness to become due prior to its stated maturity (any applicable grace period having expired).

     (h) Other Cross-Defaults. The US Borrower or any other Credit Party shall default in the payment when due, or in the performance or observance, of any obligation or condition of any Material Contract unless, but only as long as, the existence of any such default is being contested by the US Borrower or any such Subsidiary in good faith by appropriate proceedings and adequate reserves in respect thereof have been established on the books of the US Borrower or such Credit Party to the extent required by GAAP.

     (i) Change in Control. A Change in Control shall occur.

     (j) Voluntary Bankruptcy Proceeding. The US Borrower or any Subsidiary thereof shall (i) commence a voluntary case under the federal bankruptcy laws (as now or hereafter in effect), (ii) file a petition seeking to take advantage of any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or composition for adjustment of debts, (iii) consent to or fail to contest in a timely and appropriate manner any petition filed against it in an involuntary case under such bankruptcy laws or other laws, (iv) apply for or consent to, or fail to contest in a timely and appropriate manner, the appointment of, or the taking of possession by, a receiver, custodian, trustee, or liquidator of itself or of a substantial part of its property, domestic or foreign, (v) admit in writing its inability to pay its debts as they become due, (vi) make a general assignment for the benefit of creditors, or (vii) take any corporate action for the purpose of authorizing any of the foregoing.

     (k) Involuntary Bankruptcy Proceeding. A case or other proceeding shall be commenced against the US Borrower or any Subsidiary thereof in any court of competent jurisdiction seeking (i) relief under the federal bankruptcy laws (as now or hereafter in effect) or under any other laws, domestic or foreign, relating to bankruptcy, insolvency, reorganization, winding up or adjustment of debts, or (ii) the appointment of a trustee, receiver, custodian, liquidator or the like for the US Borrower or any Subsidiary thereof or for all or any substantial part of their respective assets, domestic or foreign, and such case or proceeding shall continue without dismissal or stay for a period of sixty (60) consecutive days, or an order granting the relief requested in such case or proceeding (including, but not limited to, an order for relief under such federal bankruptcy laws) shall be entered.

     (l) Failure of Agreements. Any provision of this Agreement or any provision of any other Loan Document shall for any reason cease to be valid and binding on the US Borrower or any Subsidiary thereof party thereto or any such Person shall so state in writing.

     (m) Termination Event. The occurrence of any of the following events: (i) the US Borrower or any ERISA Affiliate fails to make full payment when due of all amounts which, under the provisions of any Pension Plan or Section 412 of the Code, the US Borrower or any ERISA Affiliate is required to pay as contributions thereto, (ii) an accumulated funding deficiency in excess of $5,000,000 occurs or exists, whether or not waived, with respect to any Pension Plan, (iii) a Termination Event or (iv) the US Borrower or any ERISA Affiliate as employers under one or more Multiemployer Plans makes a complete or partial withdrawal from any such Multiemployer Plan and the plan sponsor of such Multiemployer Plans notifies such withdrawing employer that such employer has incurred a withdrawal liability requiring payments in an amount exceeding $5,000,000 in the aggregate or $2,000,000 per annum.

     (n) Judgment. A judgment or order for the payment of money which causes the aggregate amount of all such judgments to exceed $5,000,000 in any Fiscal Year (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), shall be entered against the US Borrower or any Subsidiary thereof by any court and such judgment or order shall continue without having been discharged, vacated or stayed for a period of thirty (30) days after the entry thereof.

     (o) Environmental. Any one or more Environmental Claims shall have been asserted against the US Borrower or any Subsidiary thereof; the US Borrower and any Subsidiary thereof would be reasonable likely to incur liability as a result thereof; and such liability would be reasonably likely, individually or in the aggregate, to have a Material Adverse Effect.

     SECTION 12.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the US Borrower:

     (a) Acceleration; Termination of Facilities. Terminate the Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations (other than Hedging Obligations), to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Credit Facility and any right of the Borrowers to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 12.1(j) or (k), the Credit Facility shall be automatically terminated and all Obligations (other than Hedging Obligations) shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding.

     (b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding subsection, the Borrowers shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrowers.

     (c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrowers’ Obligations.

     SECTION 12.3 Rights and Remedies Cumulative; Non-Waiver; etc. Neither the Administrative Agent nor any Lender shall by any act (except by a written instrument pursuant to Section 14.1), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrowers, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise.

     SECTION 12.4 Crediting of Payments and Proceeds. In the event that the Borrowers shall fail to pay any of the Obligations when due and the Obligations have been accelerated pursuant to Section 12.2, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

     First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts, including attorney fees, payable to the Administrative Agent in its capacity as such and the Issuing Lender in its capacity as such (ratably among the Administrative Agent and the Issuing Lender in proportion to the respective amounts described in this clause First payable to them);

     Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders, including attorney fees (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

     Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations and any Hedging Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

     Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Fourth held by them);

     Fifth, to the Administrative Agent for the account of the Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

     Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Borrowers or as otherwise required by Law.

     SECTION 12.5 Administrative Agent May File Proofs of Claim. In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrowers) shall be entitled and empowered, by intervention in such proceeding or otherwise:

     (a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 14.3) allowed in such judicial proceeding; and

     (b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 4.3 and 14.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

     SECTION 12.6 Judgment Currency.

     (a) The obligation of the Borrowers to make payments of the principal of and interest on the Notes and the obligation of any such Person to make payments of any other amounts payable hereunder or pursuant to any other Loan Document in the currency specified for such payment shall not be discharged or satisfied by any tender, or any recovery pursuant to any judgment, which is expressed in or converted into any other currency, except to the extent that such tender or recovery shall result in the actual receipt by each of the Administrative Agent and Lenders of the full amount of the particular currency expressed to be payable pursuant to the applicable Loan Document. The Administrative Agent shall, using all amounts obtained or received from the Borrowers pursuant to any such tender or recovery in payment of principal of and interest on the Obligations, promptly purchase the applicable currency at the most favorable spot exchange rate determined by the Administrative Agent to be available to it. The obligation of the Borrowers to make payments in the applicable currency shall be enforceable as an alternative or additional cause of action solely for the purpose of recovering in the applicable currency the amount, if any, by which such actual receipt shall fall short of the full amount of the currency expressed to be payable pursuant to the applicable Loan Document.

     (b) Without limiting Section 12.6(a), the Borrowers shall indemnify and hold harmless the Administrative Agent, the Lenders and the Issuing Lender, as applicable, against any loss incurred by the Administrative Agent, any Lender or the Issuing Lender as a result of any payment or recovery described in Section 12.6(a) and as a result of any variation having occurred in rates of exchange between the date of any such amount becoming due under this Agreement or any other Loan Document and the date of actual payment thereof. The foregoing indemnity shall constitute a separate and independent obligation of the Borrowers and shall continue in full force and effect notwithstanding any such payment or recovery.

ARTICLE XIII

THE ADMINISTRATIVE AGENT

     SECTION 13.1 Appointment and Authority. Each of the Lenders hereby irrevocably designates and appoints Wachovia to act on its behalf as the Administrative Agent of such Lender under this Agreement and the other Loan Documents for the term hereof and each such Lender irrevocably authorizes Wachovia, as Administrative Agent for such Lender, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and such other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or such other Loan Documents, the Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein and therein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or the other Loan Documents or otherwise exist against the Administrative Agent. Any reference to the Administrative Agent in this Article XIII shall be deemed to refer to the Administrative Agent solely in its capacity as Administrative Agent and not in its capacity as a Lender.

     SECTION 13.2 Delegation of Duties. The Administrative Agent may execute any of its respective duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by the Administrative Agent with reasonable care.

     SECTION 13.3 Exculpatory Provisions. Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates shall be (a) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or the other Loan Documents (except for actions occasioned solely by its or such Person’s own gross negligence or willful misconduct), or (b) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by the Borrowers or any of the Credit Parties or any officer thereof contained in this Agreement or the other Loan Documents or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or the other Loan Documents or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or the other Loan Documents or for any failure of the Borrowers or any of the Credit Parties to perform their respective obligations hereunder or thereunder. The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement, or to inspect the properties, books or records of the Borrowers or any of the Credit Parties.

     SECTION 13.4 Reliance by the Administrative Agent.

     (a) The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent. The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement and the other Loan Documents unless it shall first receive such advice or concurrence of the Required Lenders (or, when expressly required hereby or by the relevant other Loan Documents, all the Lenders) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action except for its own gross negligence or willful misconduct. The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders (or, when expressly required hereby, all the Lenders), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders.

     (b) For purposes of determining compliance with the conditions specified in Section 5.2, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Administrative Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

     SECTION 13.5 Notice of Default. The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless it has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default”. In the event that the Administrative Agent receives such a notice, it shall promptly give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, when expressly required hereby, all the Lenders); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders, except to the extent that other provisions of this Agreement expressly require that any such action be taken or not be taken only with the consent and authorization or the request of the Lenders or Required Lenders, as applicable.

     SECTION 13.6 Non-Reliance on the Administrative Agent and Other Lenders. Each Lender expressly acknowledges that neither the Administrative Agent nor any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates has made any representations or warranties to it and that no act by the Administrative Agent hereafter taken, including any review of the affairs of the Borrowers or any Credit Party, shall be deemed to constitute any representation or warranty by the Administrative Agent to any Lender. Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Borrowers and its Subsidiaries and made its own decision to make its Loans and issue or participate in Letters of Credit hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Borrowers or any Credit Party. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder or by the other Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, financial and other condition or creditworthiness of the Borrowers or any of the Credit Parties which may come into the possession of the Administrative Agent or any of its respective officers, directors, employees, agents, attorneys-in-fact, Subsidiaries or Affiliates.

     SECTION 13.7 Indemnification. The Lenders agree to indemnify the Administrative Agent in its capacity as such and (to the extent not reimbursed by the Borrowers and without limiting the obligation of the Borrowers to do so), ratably according to the respective amounts of their Commitment Percentages from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever which may at any time (including, without limitation, at any time following the payment of the Loans or any Reimbursement Obligation) be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement or the other Loan Documents, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Administrative Agent under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting solely from the Administrative Agent’s bad faith, gross negligence or willful misconduct. The agreements in this Section shall survive the payment of the Obligations and the termination of this Agreement.

     SECTION 13.8 The Administrative Agent in Its Individual Capacity. The Administrative Agent and its respective Subsidiaries and Affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the Administrative Agent hereunder. With respect to any Loans made or renewed by it and with respect to any Letter of Credit issued by it or participated in by it, the Administrative Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not the

Administrative Agent, and the terms “Lender” and “Lenders” shall include the Administrative Agent in its individual capacity.

     SECTION 13.9 Resignation of the Administrative Agent; Successor Administrative Agent.

     (a) Subject to the appointment and acceptance of a successor as provided below, Wachovia may resign as the Administrative Agent at any time by giving notice thereof to the Lenders and the US Borrower. Upon any such resignation, the Required Lenders shall appoint from among the Lenders a successor administrative agent for the Lenders, which successor administrative agent shall be consented to by the Borrowers at all times other than during the existence of an Event of Default (which consent of the Borrowers shall not be unreasonably withheld or delayed). If no successor administrative agent shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the Administrative Agent’s giving of notice of resignation, then the Administrative Agent may, on behalf of the Lenders, appoint a successor administrative agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor administrative agent, such successor administrative agent shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder without any other or further act or deed on the part of such retiring Administrative Agent or any other Lender. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XIII and Section 14.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

     (b) Notwithstanding anything to the contrary contained herein, Wachovia may, (i) upon thirty (30) days’ notice to the US Borrower and the Lenders, resign as Issuing Lender and/or (ii) upon thirty (30) days’ notice to the US Borrower, resign as Swingline Lender. In the event of any such resignation as Issuing Lender or Swingline Lender, the US Borrower shall be entitled to appoint from among the Lenders a successor Issuing Lender or Swingline Lender hereunder; provided that no failure by the US Borrower to appoint any such successor shall affect the resignation of Wachovia as Issuing Lender or Swingline Lender, as the case may be. If Wachovia resigns as Issuing Lender, it shall retain all the rights and obligations of the Issuing Lender hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuing Lender and all L/C Obligations with respect thereto, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations for unreimbursed amounts of Letters of Credit pursuant to Section 3.4. If Wachovia resigns as Swingline Lender, it shall retain all the rights of the Swingline Lender provided for hereunder with respect to Swingline Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Credit Loans or fund risk participations in outstanding Swingline Loans pursuant to Section 2.3(b).

     SECTION 13.10 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion, to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guaranty Agreement pursuant to this Section.

     SECTION 13.11 Other Agents, Arrangers and Managers. None of the Lenders or other Persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co-agent,” “book manager,” “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such Lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other Persons so identified shall have or be deemed to have any fiduciary relationship with any Lender. Each Lender acknowledges that it has not relied, and will not rely, on any of the Lenders or other Persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.

ARTICLE XIV

MISCELLANEOUS

     SECTION 14.1 Notices.

     (a) Method of Communication. Except as otherwise provided in this Agreement, all notices and communications hereunder shall be in writing (for purposes hereof, the term “writing” shall include information in electronic format such as electronic mail and internet web pages), or by telephone subsequently confirmed in writing. Any notice shall be effective if delivered by hand delivery or sent via electronic mail, posting on an internet web page, telecopy, recognized overnight courier service or certified mail, return receipt requested, and shall be presumed to be received by a party hereto (i) on the date of delivery if delivered by hand or sent by electronic mail, posting on an internet web page, telecopy, (ii) on the next Business Day if sent by recognized overnight courier service and (iii) on the third (3rd) Business Day following the date sent by certified mail, return receipt requested. A telephonic notice to the Administrative Agent as understood by the Administrative Agent will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

     (b) Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address as to which all the other parties are notified in writing.

If to the Borrowers:	SCP Pool Corporation
109 Northpark Boulevard
Covington, Louisiana 70433
Attention: Mark Joslin, Chief Financial Officer
Telephone No.: (985) 801-5702
Telecopy No.: (985) 801-8302

With copies to:	SCP Pool Corporation
109 Northpark Blvd
Covington, Louisiana 70433
Attention: Jennifer Neil, General Counsel
Telephone No.: 985-801-5269
Telecopy No.: 985-801-8269

If to Wachovia as	Wachovia Bank, National Association
Administrative Agent:	Charlotte Plaza, CP-8
201 South College Street
Charlotte, North Carolina 28288-0680
Attention: Syndication Agency Services
Telephone No.: (704) 374-2698
Telecopy No.: (704) 383-0288

With copies to:	Wachovia Bank, National Association
One Wachovia Center
Charlotte, North Carolina 28288
Attention: David Hauglid
Telephone No.: (704) 383-3544
Telecopy No.: (704) 383-6647

If to any Lender:	To the address set forth on the Register

     (c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrowers and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

     SECTION 14.2 Amendments, Waivers and Consents. Except as set forth below or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended or waived by the Lenders, and any consent given by the Lenders, if, but only if, such amendment, waiver or consent is in writing signed by the Required Lenders (or by the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent and, in the case of an amendment, signed by the Borrowers; provided, that no amendment, waiver or consent shall:

     (a) waive any condition set forth in Section 5.2 without the written consent of each Lender;

     (b) extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 12.2) or the amount of Loans of any Lender without the written consent of each Lender directly affected thereby;

     (c) postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory repayment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby;

     (d) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (v) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly affected thereby; provided that only the consent of the Required Lenders shall be necessary (i) to waive any obligation of the Borrowers to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default, or (ii) to amend any financial covenant hereunder (or any defined term used therein) even if the effect of such amendment would be to reduce the rate of interest on any Loan or L/C Borrowing or to reduce any fee payable hereunder;

     (e) change Section 4.4 or Section 12.4 in a manner that would alter the pro rata sharing of payments required thereby without the written consent of each Lender directly affected thereby;

     (f) change any provision of this Section or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender; or

     (g) release all of the Subsidiary Guarantors or release Subsidiary Guarantors comprising substantially all of the credit support for the Obligations, in either case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 13.10), without the written consent of each Lender;

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Lenders required above, affect the rights or duties of the Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by it; (ii) no amendment, waiver or consent shall, unless in writing and signed by the Swingline Lender in addition to the Lenders required above, affect the rights or duties of the Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Canadian Dollar Lender in addition to the Lenders required above, affect the rights or duties of the Canadian Dollar Lender under this Agreement; (iv) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative

Agent under this Agreement or any other Loan Document; and (v) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased or extended without the consent of such Lender.

     SECTION 14.3 Expenses; Indemnity. The Borrowers will (a) pay all out-of-pocket expenses (including, without limitation, all costs of electronic or internet distribution of any information hereunder) of the Administrative Agent in connection with (i) the preparation, execution and delivery of this Agreement and each other Loan Document, whenever the same shall be executed and delivered, including, without limitation, all out-of-pocket syndication and due diligence expenses and reasonable fees, disbursements and other charges of counsel for the Administrative Agent and (ii) the preparation, execution and delivery of any waiver, amendment or consent by the Administrative Agent or the Lenders relating to this Agreement or any other Loan Document, including, without limitation, reasonable fees and disbursements of counsel for the Administrative Agent, (b) pay all reasonable out-of-pocket expenses of the Administrative Agent and each Lender actually incurred in connection with the administration and enforcement of any rights and remedies of the Administrative Agent and Lenders under the Credit Facility, including, without limitation, in connection with any workout, restructuring, bankruptcy or other similar proceeding, creating and perfecting Liens in favor of Administrative Agent on behalf of Lenders, enforcing any Obligations of, or collecting any payments due from, the Borrowers or any Subsidiary Guarantor by reason of an Event of Default (including in connection with the sale of, collection from, or other realization upon any collateral or the enforcement of the Subsidiary Guaranty Agreement); consulting with appraisers, accountants, engineers, attorneys and other Persons concerning the nature, scope or value of any right or remedy of the Administrative Agent or any Lender hereunder or under any other Loan Document or any factual matters in connection therewith, which expenses shall include without limitation the reasonable fees and disbursements of such Persons, and (c) defend, indemnify and hold harmless the Administrative Agent and the Lenders, and their respective parents, Subsidiaries, Affiliates, partners, employees, agents, officers, advisors and directors, from and against any losses, penalties, fines, liabilities, settlements, damages, costs and expenses, suffered by any such Person in connection with any claim (including, without limitation, any Environmental Claims), investigation, litigation or other proceeding (whether or not the Administrative Agent or any Lender is a party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Loans, this Agreement, any other Loan Document, or any documents, reports or other information provided to the Administrative Agent or any Lender or contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including, without limitation, reasonable attorney’s and consultant’s fees, except to the extent that any of the foregoing (a) are determined by a court of competent jurisdiction by a final and nonappealable judgment to have resulted directly from the gross negligence or willful misconduct of the party seeking indemnification therefor or (b) result from a claim brought by any Credit Party against an indemnitee for breach in bad faith of the obligations under this Agreement or the other Loan Documents of the party seeking indemnification if such Credit Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.

     SECTION 14.4 Set-off. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Lender, the Canadian Dollar Lender, the Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Lender, the Canadian Dollar Lender, the Swingline Lender or any such Affiliate to or for the credit or the account of the Borrowers or any other Credit Party against any and all of the obligations of the Borrowers or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, the Issuing Lender, the Canadian Dollar Lender or the Swingline Lender, irrespective of whether or not such Lender, the Issuing Lender, the Canadian Dollar Lender or the Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrowers or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, the Issuing Lender, the Canadian Dollar Lender or the Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, the Issuing Lender, the Canadian Dollar Lender, the Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Lender, the Canadian Dollar Lender, the Swingline Lender or their respective Affiliates may have. Each Lender, the Issuing Lender, the Canadian Dollar Lender and the Swingline Lender agrees to notify the Borrowers and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

     SECTION 14.5 Governing Law. This Agreement and the other Loan Documents, unless otherwise expressly set forth therein, shall be governed by, construed and enforced in accordance with the laws of the State of North Carolina, without reference to the conflicts or choice of law principles thereof.

     SECTION 14.6 Jurisdiction and Venue.

     (a) Jurisdiction. The Borrowers hereby irrevocably consent to the personal jurisdiction of the state and federal courts located in Mecklenburg County, North Carolina (and any courts from which an appeal from any of such courts must or may be taken), in any action, claim or other proceeding arising out of any dispute in connection with this Agreement and the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations. The Borrowers hereby irrevocably consent to the service of a summons and complaint and other process in any action, claim or proceeding brought by the Administrative Agent or any Lender in connection with this Agreement or the other Loan Documents, any rights or obligations hereunder or thereunder, or the performance of such rights and obligations, on behalf of itself or its property, in the manner specified in Section 14.1. Nothing in this Section shall affect the right of the Administrative Agent or any Lender to serve legal process in any other manner permitted by Applicable Law or affect the right of the Administrative Agent or any Lender to bring any action or proceeding against the Borrowers or their respective properties in the courts of any other jurisdictions.

     (b) Venue. The Borrowers hereby irrevocably waive any objection they may have now or in the future to the laying of venue in the aforesaid jurisdiction in any action, claim or other proceeding arising out of or in connection with this Agreement, any other Loan Document or the rights and obligations of the parties hereunder or thereunder. The Borrowers irrevocably waive, in connection with such action, claim or proceeding, any plea or claim that the action, claim or proceeding has been brought in an inconvenient forum.

     SECTION 14.7 Binding Arbitration; Waiver of Jury Trial.

     (a) Binding Arbitration. Upon demand of any party, whether made before or after institution of any judicial proceeding, any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document (“Disputes”), between or among parties hereto and to the other Loan Documents shall be resolved by binding arbitration as provided herein. Institution of a judicial proceeding by a party does not waive the right of that party to demand arbitration hereunder. Disputes may include, without limitation, tort claims, counterclaims, claims brought as class actions, claims arising from Loan Documents executed in the future, disputes as to whether a matter is subject to arbitration, or claims concerning any aspect of the past, present or future relationships arising out of or connected with the Loan Documents. Arbitration shall be conducted under and governed by the Commercial Financial Disputes Arbitration Rules (the “Arbitration Rules”) of the American Arbitration Association (the “AAA”) and the Federal Arbitration Act. All arbitration hearings shall be conducted in Charlotte, North Carolina. The expedited procedures set forth in Rule 51, et seq. of the Arbitration Rules shall be applicable to claims of less than $1,000,000. All applicable statutes of limitations shall apply to any Dispute. A judgment upon the award may be entered in any court having jurisdiction. Notwithstanding anything foregoing to the contrary, any arbitration proceeding demanded hereunder shall begin within ninety (90) days after such demand thereof and shall be concluded within one hundred twenty (120) days after such demand. These time limitations may not be extended unless a party hereto shows cause for extension and then such extension shall not exceed a total of sixty (60) days. The panel from which all arbitrators are selected shall be comprised of licensed attorneys selected from the Commercial Financial Dispute Arbitration Panel of the AAA. The single arbitrator selected for expedited procedure shall be a retired judge from the highest court of general jurisdiction, state or federal, of the state where the hearing will be conducted. The parties hereto do not waive any applicable Federal or state substantive law except as provided herein. Notwithstanding the foregoing, this subsection shall not apply to any Hedging Agreement.

     (b) Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER AND THE BORROWERS HEREBY ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION THEY HAVE IRREVOCABLY WAIVED THEIR RESPECTIVE RIGHTS TO A JURY TRIAL WITH RESPECT TO ANY ACTION, CLAIM OR OTHER PROCEEDING ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, THE NOTES OR THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS.

     (c) Preservation of Certain Remedies. Notwithstanding the preceding binding arbitration provisions, the parties hereto and the other Loan Documents preserve, without diminution, certain remedies that such Persons may employ or exercise freely, either alone, in conjunction with or during a Dispute. Each such Person shall have and hereby reserves the right to proceed in any court of proper jurisdiction or by self help to exercise or prosecute the following remedies, as applicable: (i) all rights to foreclose against any real or personal property or other security by exercising a power of sale granted in the Loan Documents or under Applicable Law or by judicial foreclosure and sale, including a proceeding to confirm the sale, (ii) all rights of self help including peaceful occupation of property and collection of rents, set off, and peaceful possession of property, (iii) obtaining provisional or ancillary remedies including injunctive relief, sequestration, garnishment, attachment, appointment of receiver and in filing an involuntary bankruptcy proceeding, and (iv) when applicable, a judgment by confession of judgment. Preservation of these remedies does not limit the power of an arbitrator to grant similar remedies that may be requested by a party in a Dispute.

     SECTION 14.8 Reversal of Payments. To the extent a Borrower makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders or the Administrative Agent receives any payment or proceeds of the collateral which payments or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, provincial or federal law, common law or equitable cause, then, to the extent of such payment or proceeds repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment or proceeds had not been received by the Administrative Agent.

     SECTION 14.9 Injunctive Relief; Punitive Damages.

     (a) The Borrowers recognize that, in the event the Borrowers fail to perform, observe or discharge any of their obligations or liabilities under this Agreement, any remedy of law may prove to be inadequate relief to the Administrative and the Lenders. Therefore, the Borrowers agree that the Administrative Agent and the Lenders, at the Administrative Agent’s or the Required Lenders’ option, shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

     (b) The Administrative Agent, the Lenders and the US Borrower (on behalf of itself and the Credit Parties) hereby agree that no such Person shall have a remedy of punitive or exemplary damages against any other party to a Loan Document and each such Person hereby waives any right or claim to punitive or exemplary damages that they may now have or may arise in the future in connection with any Dispute, whether such Dispute is resolved through arbitration or judicially.

     SECTION 14.10 Accounting Matters. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrowers or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrowers shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     SECTION 14.11 Successors and Assigns; Participations.

     (a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower nor any other Credit Party may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of subsection (b) of this Section, (ii) by way of participation in accordance with the provisions of subsection (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of subsection (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

     (b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that

          (i) except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment, unless such assignment is made to an existing Lender, to an Affiliate thereof, or to an Approved Fund, in which case no minimum amount shall apply, unless each of the Administrative Agent and, so long as no Default or Event of Default has occurred and is continuing, the US Borrower otherwise consent (each such consent not to be unreasonably withheld or delayed); provided that the US Borrower shall be deemed to have given its consent five (5) Business Days after the date written notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the US Borrower prior to such fifth (5th) Business Day;

          (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Commitment assigned;

          (iii) any assignment of a Commitment must be approved by the Administrative Agent, the Canadian Dollar Lender, the Swingline Lender and the Issuing Lender unless the Person that is the proposed assignee is itself a Lender with a Commitment (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and

          (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, and the Eligible Assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.11 and 14.3 with respect to facts and circumstances occurring prior to the effective date of such assignment. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (d) of this Section.

     (c) Register. The Administrative Agent, acting solely for this purpose as an agent of the US Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the US Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the US Borrower and any Lender, solely to the extent of any entries applicable to such Lender, at any reasonable time and from time to time upon reasonable prior notice.

     (d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to any Person (other than a natural person or a Borrower or any of the Borrowers’ Affiliates or Subsidiaries) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

     Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in the Section 14.2 that directly affects such Participant. Subject to subsection (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.11 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.4 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

     (e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.11 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the US Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 4.11 unless the US Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the US Borrower, to comply with Section 4.11(e) as though it were a Lender.

     (f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

     SECTION 14.12 Confidentiality. Each of the Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies under this Agreement or under any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedging Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Purchasing Lender, proposed Purchasing Lender, Participant or proposed Participant or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Borrower and its obligations, (g) with the consent of the US Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information customarily found in such publications, or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent or any Lender on a nonconfidential basis from a source other than the Borrowers. For purposes of this Section, “Information” means all information received from any Credit Party relating to any Credit Party or any of their respective businesses, other than any such information that is available to the Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by any Credit Party; provided that, in the case of information received from a Credit Party after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     SECTION 14.13 Performance of Duties. Each of the Credit Party’s obligations under this Agreement and each of the other Loan Documents shall be performed by such Credit Party at its sole cost and expense.

     SECTION 14.14 All Powers Coupled with Interest. All powers of attorney and other authorizations granted to the Lenders, the Administrative Agent and any Persons designated by the Administrative Agent or any Lender pursuant to any provisions of this Agreement or any of the other Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied, any of the Commitments remain in effect or the Credit Facility has not been terminated.

     SECTION 14.15 Survival of Indemnities. Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XIV and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

     SECTION 14.16 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

     SECTION 14.17 Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

     SECTION 14.18 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement.

     SECTION 14.19 Integration. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Administrative Agent or the Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

     SECTION 14.20 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and all Commitments have been terminated. No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

     SECTION 14.21 Advice of Counsel, No Strict Construction. Each of the parties represents to each other party hereto that it has discussed this Agreement with its counsel. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

     SECTION 14.22 Inconsistencies with Other Documents; Independent Effect of Covenants.

     (a) In the event there is a conflict or inconsistency between this Agreement and any other Loan Document, the terms of this Agreement shall control; provided that any provision of the Security Documents which imposes additional burdens on any Borrower or its Subsidiaries or further restricts the rights of any Borrower or its Subsidiaries or gives the Administrative Agent or Lenders additional rights shall not be deemed to be in conflict or inconsistent with this Agreement and shall be given full force and effect.

     (b) The Borrowers expressly acknowledge and agree that each covenant contained in Articles VIII, IX, or X hereof shall be given independent effect. Accordingly, the Borrowers shall not engage in any transaction or other act otherwise permitted under any covenant contained in Articles VIII, IX, or X if, before or after giving effect to such transaction or act, the Borrowers shall or would be in breach of any other covenant contained in Articles VIII, IX, or X.

[Signature pages to follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

SCP POOL CORPORATION, as US Borrower
By:	/s Manuel J. Perez de la Mesa
	Name:	Manuel J. Perez de la Mesa
Title: President and Chief Executive Officer

SCP DISTRIBUTORS INC., as Canadian Borrower
By:	/s Manuel J. Perez de la Mesa
	Name:	Manuel J. Perez de la Mesa
Title: President and Chief Executive Officer

AGENTS AND LENDERS: WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent, Swingline Lender, Issuing Lender and Lender
By:	/s/ KIRA DETER
	Name:	Kira Deter
	Title:	Officer

CONGRESS FINANCIAL CORPORATION (CANADA), as Canadian Dollar Lender
By:	/s/ NIALL HAMILTON
	Name:	Niall Hamilton
	Title:	Senior Vice President

JP MORGAN CHASE BANK, as Syndication Agent and Lender
By:	/s/ H. DAVID JONES
	Name:	H. David Jones
	Title:	Vice President

HIBERNIA NATIONAL BANK, as Documentation Agent and Lender
By:	/s/ KATHERINE G. KAY
	Name:	Katherine G. Kay
	Title:	Vice President

WELLS FARGO BANK NATIONAL ASSOCIATION, as Documentation Agent and Lender
By:	/s/ LINDA MASERA
	Name:	Linda Masera
	Title:	Vice President

REGIONS BANK, as Lender
By:	/s/ JORGE E. GORIS
	Name:	Jorge E. Goris
	Title:	Senior Vice President

BANK ONE, NA, as Issuing Lender
By:	/s/ H. DAVID JONES
	Name:	H. David Jones
	Title:	Vice President